“***” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
Execution Version

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

AMONG

COALOGIX HOLDINGS, INC.

COALOGIX INC.

AND

ITS STOCKHOLDERS

DATED AS OF JULY 28, 2011

STOCK PURCHASE AND CONTRIBUTION AGREEMENT
This STOCK PURCHASE AND CONTRIBUTION AGREEMENT, dated as of July 28, 2011 (this “Agreement”), is made by and among CoaLogix Inc., a Delaware corporation (the “Company”), the parties named on Schedule I (collectively, the “Sellers”), and CoaLogix Holdings, Inc., a New York corporation (“Buyer”).
RECITALS
A.    The Sellers collectively own all of the outstanding shares of Capital Stock of the Company (the “Shares”); and
B.    The Company directly or indirectly owns 100% of the Capital Stock of CoaLogix Technology Holdings Inc., a Delaware corporation, CoaLogix Solutions Inc., a Delaware corporation, CoaLogix International Co. Limited, a Hong Kong company, CoaLogix Tech LLC, a Delaware limited liability company, SCR-Tech LLC, a North Carolina limited liability company, and MetalliFix LLC, a Delaware limited liability company (such entities, collectively with the Company and all other Subsidiaries of the Company, if any, the “Transferred Companies”); and
C.    The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares (other than the Rollover Shares, which will be contributed to the Buyer pursuant to the Contribution Agreements), on the terms and subject to the conditions set forth herein.
Accordingly, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Sellers and Buyer intending to be legally bound agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1.    Definitions
. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Acorn” means Acorn Energy, Inc., a Delaware corporation and a Seller hereunder.
“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, other business combination or similar transaction involving Acorn, the Company or any other Transferred Company; (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Capital Stock of any other Transferred Company) or any other Transferred Company representing *** percent (***%) or more of the consolidated assets, revenues or net income of the Company and the other Transferred Companies; (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Capital Stock representing *** percent (***%) or more of the voting power of Acorn or the Company; (d) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Capital Stock representing *** percent (***%) or more of the voting power of Acorn or the Company or (e) any combination of the foregoing (in each case, other than the transactions contemplated by this Agreement, the Contribution Agreements or any other proposal from Buyer).
“Action” means any claim, action, suit, litigation, arbitration or other proceeding by or before any Governmental Entity or arbitral body.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Base Purchase Price” is an amount equal to $101,000,000.
“Benefit Plan” has the meaning set forth in Section 4.7(a).
“Business” means selective catalytic reduction catalyst and management services including the selling, cleaning, rejuvenation and regeneration of selective catalytic reduction catalysts and managing such catalysts for utilities and independent power producers, flow correction, selective catalytic reduction database development and computer simulation (deactivation and operation), ammonia injection tuning and consulting for design and operation of selective catalytic reduction systems, in each case occurring anywhere in North America, China or the rest of the world.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Charlotte, North Carolina, or New York, New York are required or authorized by Law or executive order to be closed.
“Buyer” has the meaning set forth in the introductory paragraph hereof.
“Buyer Benefit Plans” has the meaning set forth in Section 7.1(a).
“Buyer Indemnitees” has the meaning set forth in Section 10.1(a).
“Buyer Material Adverse Effect” means ***.
“Cap” has the meaning set forth in Section 10.1(a).
“Capital Appreciation Rights Plan” means the CoaLogix, Inc. and Subsidiaries Capital Appreciation Rights Plan, dated as of April 9, 2008.
“Capital Stock” means capital stock of or other type of equity interest in a Person.
“Cash-Out Stock Options” means any stock options to purchase shares of Common Stock under the Stock Option Plan other than the Rollover Options.
“China” means the following provinces, regions and municipalities of the People's Republic of China: Anhui, Fujian, Gansu, Guangdong, Guizhou, Hainan, Hebei, Heilongjiang, Henan, Hubei, Hunan, Jiangsu, Jiangxi, Jilin, Liaoning, Qinghai, Shaanxi, Shandong, Shanxi, Sichuan, Taiwan, Yunnan, Zhejiang, Guangxi, Nei Mongol (Inner Mongolia), Ningxia, Xinjiang

Uygur, Xizang (Tibet), Beijing, Chongqing, Shanghai, Tianjin, Hong Kong and Macau.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Statement Arbitrator” means PriceWaterhouseCoopers LLP, or if PriceWaterhouseCoopers LLP declines to act in such capacity, any other accounting firm of national repute mutually acceptable to the Buyer and Sellers holding a Majority in Interest, or if such parties cannot mutually agree on a Closing Statement Arbitrator, an accounting firm of national repute mutually selected by (i) an accounting firm of national repute selected by Buyer and (ii) an accounting firm of national repute selected by Sellers holding a Majority in Interest.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means common stock, par value $0.001, of the Company.
“Company” has the meaning set forth in the introductory paragraph hereof.
“Company Material Adverse Effect” means ***.
“Company Stock Options” has the meaning set forth in Section 4.2(a).
“Computer Software” means currently used versions of all computer software applications needed to administer *** portions of the Transferred Companies' Business, including all object code, all executables, and all available source code owned by the Transferred Companies relating thereto.
“Confidentiality Agreement” has the meaning set forth in Section 6.10(a).
“Contribution Agreements” means the Contribution and Subscription Agreements between the Buyer and each of *** with respect to their respective Rollover Shares, substantially in the form attached hereto as Exhibit A.
“Control” or “Controlled” means, as for any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA; (b) under Section 302 or 4068(a) of ERISA; (c) under Section  430 or 4971 of the Code or Section 303(k) of ERISA; and (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (a) through (d), with respect to Sellers or any of their respective Affiliates (other than the Transferred Companies).
“Covered Employee” has the meaning set forth in Section 7.3(a)(ii).
“Current Assets” means the amount of current assets of the Transferred Companies on a consolidated basis as of the Closing as determined in accordance with GAAP, including ***.
“Current Liabilities” means the amount of current liabilities of the Transferred Companies on a consolidated basis as of the Closing as determined in accordance with GAAP, including accounts payable, Taxes and deferred revenues, warranties, and any other items, in each case, that would be considered a current liability under GAAP, but excluding ***.
“Debt Adjustment” means an amount equal to (i) (1) all Indebtedness of the Transferred Companies as of the Closing, as determined in accordance with GAAP and (2) all Indebtedness of the Transferred Companies repaid by the Buyer at the Closing on behalf of the Transferred Companies, plus (ii) the fees and expenses of UBS Securities LLC and Chadbourne & Parke LLP for their respective representation of the Company in connection with this Agreement and the transactions contemplated hereby, to the extent such fees and expenses have not been paid by the Company as of the Closing, plus (iii) all other fees, expenses or costs, in each case payable by any Transferred Company in connection with the transactions contemplated by this Agreement, including any amounts payable under the Capital Appreciation Rights Plan and the Square 1 Agreement in each case to the extent not paid by any Transferred Company prior to the Closing (and excluding any “double-trigger” compensation, benefits or other amounts payable or provided to a Participant under any Benefit Plan in connection with a post-Closing termination of employment), plus (iv) (A) the amount of any Liability of the Transferred Companies which is not paid prior to the Closing relating to Section 7.1(g) and Items 8 and 9 of Section 6.1 of the Disclosure Schedule and (B) the Rollover Option Deduction, plus (v) the amount of any deferred revenues that would appear as a non-Current Liability on a consolidated balance sheet of the Transferred Companies prepared in accordance with GAAP and dated as of the Closing Date, minus (vi) the amount of any “construction in progress” that would appear as a non-current asset on a consolidated balance sheet of the Transferred Companies prepared in accordance with GAAP and dated as of the Closing Date (or, if any “construction in progress” is completed between the date hereof and the Closing, the amount of the resulting asset determined in accordance with GAAP). The amount of the Debt Adjustment shall be calculated without duplication, such that if any Indebtedness, fees, expenses, costs, or other obligations are included in clause (i), (ii), (iii), (iv) or (v) of this definition, it shall be excluded from such other clauses.
“Delaware Act” means the General Corporation Law of the State of Delaware, as amended.
“D&O Indemnified Person” has the meaning set forth in Section 6.11.
“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.
“ECP Contribution” shall mean the equity contribution to the Buyer at the Closing by Affiliates of the Buyer in exchange for shares of common stock of the Buyer of an aggregate amount which is sufficient to allow the Buyer to pay the portion of the Purchase Price attributable to the Non-Rolling Sellers and perform its obligations under this Agreement and Escrow Agreement at the Closing.
“Employee” means each person who immediately prior to or as of the Closing Date is an active employee of any of the Transferred Companies, including any such person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).
“EnerTech” means EnerTech Capital Partners III, L.P., a Delaware limited partnership.

“Environment” means any surface water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, air (including indoor air and ambient air) and soil.
“Environmental Law” means any Law applicable to: (a) ***; (b) ***; and (c) ***.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” has the meaning set forth in Section 2.3.
“Escrow Agreement” has the meaning set forth in Section 2.4(f).
“Escrow Percentage” for each Seller means the Escrow Percentage beside such Seller's name on Schedule I.
“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).
“Estimated Purchase Price” means an estimate of the Purchase Price as determined in good faith by the Company and set forth in the Estimated Closing Statement.
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder, as amended.
“Filing Party” has the meaning set forth in Section 11.2(b).
“Final Closing Statement” has the meaning set forth in Section 2.5(b).
“Final Purchase Price” means the Purchase Price as conclusively determined in accordance with Sections 2.5(b) and 2.5(c).
“Financial Statements” has the meaning set forth in Section 4.5(a).
“GAAP” means United States generally accepted accounting principles.
“Governmental Approval” has the meaning set forth in Section 4.4.
“Governmental Entity” means any federal, state, county, township, municipal, local or foreign government, or any legislature, administrative or regulatory authority, agency, commission, bureau, branch, department, division, court, tribunal, magistrate, justice, multi-national organization, quasi-government body, or other similar recognized organization, body or instrumentality of any federal, state, county, township, municipal, local or foreign government or any other similar recognized organization, body or instrumentality exercising similar powers or authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Grant Date” has the meaning set forth in Section 4.2(b).
“Hazardous Materials” means any waste, substance, product, pollutant or material, whether solid, liquid or gaseous, that (a) ***; (b) ***; or (c) ***.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) indebtedness created, issued or incurred by any Transferred Company for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of any assets by any Transferred Company to another Person subject to an agreement, contingent or otherwise, to repurchase such assets of such Person from such Person); (ii) obligations of any Transferred Company to pay the deferred purchase or acquisition price of any assets or services, other than trade accounts payable and accrued expenses arising in the Ordinary Course of Business and payable within *** of the date the respective goods are delivered or the respective services are rendered; (iii) indebtedness of others secured by a Lien on any of the Purchased Assets, whether or not the respective indebtedness so secured has been assumed by any Transferred Company; (iv) obligations of any Transferred Company in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Transferred Company, to the extent such obligations are due and payable at the Closing; (v) obligations of any Transferred Company in respect of surety bonds or similar instruments to the extent such obligations are due and payable at the Closing; (vi) the capitalized amount of any obligations of any Transferred Company under any capital lease on a balance sheet of such Transferred Company under GAAP; (vii) obligations of any Transferred Company under any commodity, swap, derivative, currency, interest rate protection, collar, rate cap, call option or similar agreement; and (viii) indebtedness of others guaranteed by any Transferred Company (whether by means of a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, indebtedness, or an agreement to purchase, sell or lease (as lessee or lessor) assets of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or an agreement to assure a creditor against loss).
“Indemnified Party” has the meaning set forth in Section 10.2(a).
“Indemnifying Party” has the meaning set forth in Section 10.2(a).
“Indemnity Claim” has the meaning set forth in Section 10.2(a).
“Indemnity Escrow” is an amount equal to $***.
“Insurance Policies” has the meaning set forth in Section 4.16(a).
“Intellectual Property” means: ***.
“Intercompany Agreement” means contracts, agreements, notes, leases, licenses and other instruments between any of the Transferred Companies, on the one hand, and any of the other Transferred Companies, any Seller or any Affiliate of a Seller, on the other hand.
“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge of the Company” means the knowledge, after reasonable inquiry, of the individuals listed in Schedule II.
“Law” means any law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, standard, judgment, order, writ, injunction, ruling, decree, decision, arbitration award, agency requirement or other similar authority enacted, adopted, promulgated, entered or applied by any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 4.13(b).
“Liabilities” means any liability, loss, Indebtedness, obligation, co-obligation, commitment, cost, expense, claim, damage, deficiency, guarantee or endorsement of or by any Person of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, or otherwise).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, charge, judgment, escrow, option, easement, restrictive covenant, right of first refusal, right-of-way, encroachment, building or use restriction or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent or conditional sales agreement or other title retention agreement or lease in the nature thereof or the filing of, or agreement to give any financing statement, under the Laws of any jurisdiction.
“Losses” means any and all Liabilities, claims, expenses (including reasonable attorneys' fees and expenses) and damages.
“Majority in Interest” with respect to the Sellers means any combination of Sellers who hold Seller Percentages (or, with respect to any use of the term “Majority in Interest” appearing in Section 2.5 or in the definition of Closing Statement Arbitrator, Escrow Percentages) that are, in the aggregate, in excess of 50%.
“Material Contract” means ***.
“Non-Filing Party” has the meaning set forth in Section 11.2(b).
“Non-Rolling Seller” means Acorn, Enertech and ***.
“North America” means all of the following states, provinces or other political subdivisions: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Guam, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, Aguascalientes, Baja California, Baja California Sur, Campeche, Chiapas, Chihuahua, Coahuila de Zaragoza, Colima, Distrito Federal, Durango, Guanajuato, Guerrero, Hidalgo, Jalisco, Mexico, Michoacan de Ocampo, Morelos, Nayarit, Nuevo Leon, Oaxaca, Puebla, Queretaro de Arteaga, Quintana Roo, San Luis Potosí, Sinaloa, Sonora, Tabasco, Tamaulipas, Tlaxcala, Veracruz-Llave, Yucatan, Zacatecas, Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island, Quebec, Saskatchewan, and Yukon Territory.
“Notice of Disagreement” has the meaning set forth in Section 2.5(c).
“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” has the meaning set forth in Section 3.5.
“Owned Intellectual Property” means the Intellectual Property in which any of the Transferred Companies has an ownership interest (solely, or jointly with any Person).
“Participant” means each current or former director, officer, employee or independent contractor of any of the Transferred Companies.
“Permits” has the meaning set forth in Section 4.9(b).
“Permitted Liens” means the following Liens: ***.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.
“Proposed to be Conducted” means, in respect of the Business, the conduct of the Business as proposed by the Company in the Confidential Information Memorandum dated March 2011 that was provided by the Company to the Buyer to the extent that such conduct occurs in North America or China, but, for the avoidance of any doubt, excludes the conduct of any line of business that is not included in the definition of Business hereunder.
“Purchase Price” means an amount equal to the Base Purchase Price minus the Debt Adjustment plus the Working Capital Adjustment.
“Purchased Assets” means the assets of the Transferred Companies.
“Real Property Leases” has the meaning set forth in Section 4.13(b).
“Registered Intellectual Property” means all Owned Intellectual Property that is registered, filed, recorded or issued under the authority of any Government Entity (or, in the case of an Internet domain name, with an Internet domain name registrar), or for which an application to register has been filed with any Governmental Entity.
“Release” means any releasing, spilling, emitting, leaking, pumping, depositing, disposing, discharging, migrating or injecting at, into or onto the Environment.
“Representatives” as to any Person, means such Person's directors, officers, employees, Affiliates, financial advisors, attorneys and accountants or agents.
“Restricted Activities” has the meaning set forth in Section 7.2.
“Rollover Options” means any stock options to purchase shares of Common Stock under the Stock Option Plan that will be converted into stock options of the Buyer at Closing, as agreed to among the Company, the Buyer and the applicable optionholder.
“Rollover Option Deduction” means the excess of (i) (A) the Estimated Purchase Price (assuming exercise of all outstanding stock options under the Stock Option Plan and application of the treasury stock method) multiplied by (B) the ratio of (y) the number of shares of Common Stock underlying the Rollover Options to (z) the number of Shares outstanding immediately prior to the Closing (assuming the exercise of all outstanding stock options under the Stock Option Plan and the application of the treasury stock method), over (ii) the aggregate exercise price of the

Rollover Options.
“Rollover Shares” means *** Shares beneficially owned by ***, *** beneficially owned by *** and *** Shares beneficially owned by *** which shall be contributed to the Buyer pursuant to this Agreement and the Contribution Agreements on the Closing Date.
“SEC” means the Securities and Exchange Commission of the United States.
“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC thereunder, as amended.
“Seller Guaranty” has the meaning set forth in Section 6.7.
“Seller Indemnitees” has the meaning set forth in Section 10.1(b).
“Seller Material Adverse Effect” means ***.
“Seller Percentage” for each Seller means the Seller Percentage beside such Seller's name on Schedule I.
“Sellers” has the meaning set forth in the introductory paragraph hereof.
“Shares” has the meaning set forth in Recital A.
“Solvent” means, in respect of any Person, that (a) the fair value of its assets is in excess of the total amount of its Liabilities; and (b) such Person is able to meet its payment obligations as they become due.
“Square 1 Agreement” means the Amended and Restated Loan and Security Agreement, dated July 1, 2010, by and among Square 1 Bank, CoaLogix Technology Holdings Inc., CoaLogix Solutions Inc., SCR-Tech, LLC, MetalliFix LLC and CoaLogix Tech LLC, and guaranteed by the Company, as amended from time to time.
“Stockholders Agreement” means the Amended and Restated Stockholders Agreement dated as of April 8, 2009, among the Company and the Sellers.
“Stock Option Plan” has the meaning set forth in Section 4.2(b).
“Straddle Periods” has the meaning set forth in Section 11.1(a).
“Subsidiary” of any specified Person means another Person 50% or more of the total combined voting power of all classes of Capital Stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such specified Person.
“Tax Contest” has the meaning set forth in Section 4.8(c).
“Tax Contest Expenses” has the meaning set forth in Section 11.1(a).
“Taxes” means all taxes, charges, fees, levies or other assessments, including any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value-added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, including any interest, penalty or addition thereto.
“Taxing Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration and/or collection of any Tax.
“Tax Return” means all returns, reports, forms, estimates or information statements relating to or required to be filed in connection with any Tax.
“Third Party Claim” has the meaning set forth in Section 10.2(b).
“Timely Claim” has the meaning set forth in Section 10.2(i).
“Trademarks” means trademarks, service marks, trade dress, logos, slogans, Internet domain names, other similar designations of source or original and general intangibles of like nature, any and all common law rights thereto, and registrations and applications for registration thereof (including intent-to-use applications), all rights therein provided by applicable Law, and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing.
“Transfer Taxes” has the meaning set forth in Section 11.7(d).
“Transferred Companies” has the meaning set forth in Recital B.
“Transition Period” has the meaning set forth in Section 7.1(a).
“Treasury Regulations” means the regulations prescribed under the Code.
“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.
“Working Capital Adjustment” means an amount equal to Current Assets minus Current Liabilities minus $***.
“Working Capital Escrow” means an amount equal to $***.
ARTICLE II

PURCHASE AND SALE OF THE SHARES
SECTION 2.1.    Purchase and Sale; Purchase Price
. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell all of the Shares to Buyer, and Buyer shall purchase all of the Shares from the Sellers, other than in each case the Rollover Shares, which will be contributed to the Buyer pursuant to the Contribution Agreements. The aggregate purchase price for the Shares is an amount in cash equal to the Purchase Price; provided, however, that in lieu of the portion of the Purchase Price otherwise payable with respect to the Rollover Shares, the holders thereof shall receive shares of common stock of the Buyer pursuant to the Contribution Agreements.

SECTION 2.2.    Closing
. Unless this Agreement shall have been terminated pursuant to Section 12.1 and subject to the satisfaction or waiver of each of the conditions set forth in Article VIII, the closing of the purchase and sale of the Shares (other than the Rollover Shares) and the contribution of the Rollover Shares to the Buyer (the “Closing”) shall take place at 10:00 a.m. Eastern time on the third Business Day following the first date on which all of the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Chadbourne & Parke LLP located at 30 Rockefeller Plaza, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto. The actual date and time of the Closing are herein referred to as the “Closing Date.”
SECTION 2.3.    Payment at Closing; Delivery of Shares; Contributions to Buyer.
(a)    At the Closing, (A) Buyer shall pay to each Non-Rolling Seller by Wire Transfer an amount equal to (x) the Estimated Purchase Price multiplied by the number of Shares beneficially owned by such Non-Rolling Seller divided by the total number of Shares then outstanding, less (y) the Indemnity Escrow multiplied by such Non-Rolling Seller's Escrow Percentage and less (z) the Working Capital Escrow multiplied by such Non-Rolling Seller's Escrow Percentage, (B) in lieu of the portion of the Estimated Purchase Price otherwise payable with respect to the Rollover Shares, the holders thereof shall receive shares of common stock of the Buyer pursuant to the Contribution Agreements, (C) Buyer shall pay the Indemnity Escrow and the Working Capital Escrow into the escrow account established under the Escrow Agreement (the “Escrow Account”), (D) the Sellers shall deliver to Buyer one or more certificates representing all of the Shares, duly endorsed in blank or with stock powers or other proper instruments of assignment duly endorsed in blank, in proper form for transfer and (E) Buyer shall issue and deliver certificates representing shares of common stock of the Buyer to each holder of Rollover Shares pursuant to the terms of the Contribution Agreements. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Any amounts that are so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Sellers.
(b)    The parties acknowledge and agree that the ECP Contribution together with the contribution of the Rollover Shares by the holders thereof in exchange for common stock of the Buyer in accordance with Section 2.1, this Section 2.3 and the Contribution Agreements is intended to be treated as a transaction governed by Sections 351(a) and (b) of the Code. Each of the parties hereto covenants and agrees to file all Tax returns consistent with the foregoing.
SECTION 2.4.    Other Closing Deliveries
. At the Closing, in addition to the payments and deliveries specified in Section 2.3(a) and as otherwise set forth herein:
(a)    The Sellers shall deliver, or cause to be delivered, to Buyer the letters of resignation described in Section 6.8;
(b)    Each Seller shall deliver to Buyer a properly executed affidavit by such Seller prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying such Seller's non-foreign status;

(c)    The Sellers and the Company shall execute and deliver an instrument terminating the Stockholders Agreement;
(d)    The Contribution Agreements will be executed and delivered by each party thereto;
(e)    Affiliates of the Buyer shall contribute the ECP Contribution to the Buyer;
(f)    The Non-Rolling Sellers and the Buyer shall execute and deliver an escrow agreement in substantially the form of Exhibit B with an escrow agent of national repute, providing for the escrow arrangements contemplated hereby (the “Escrow Agreement”); and
(g)    Each party shall deliver, or cause to be delivered, to the other party such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
SECTION 2.5.    Purchase Price Adjustment.
(a)    Estimated Closing Statement. At least *** prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company's good faith determination of the Estimated Purchase Price and all supporting computations in reasonable detail. The Estimated Purchase Price set forth in the Estimated Closing Statement shall be used to determine the payments to be made on the Closing Date for all purposes, and shall, absent manifest error, not be subject to dispute prior to determination of the Final Closing Statement in accordance with Section 2.5(b) and (c).
(b)    Final Closing Statement. Within *** after the Closing Date, Buyer shall prepare and deliver or cause to be prepared and delivered to the Non-Rolling Sellers a statement (the “Final Closing Statement”) setting forth Buyer's good faith determination of the Final Purchase Price and all supporting computations in reasonable detail. From and after delivery of the Final Closing Statement, Buyer and the Company shall promptly provide to the Non-Rolling Sellers such data and information as they may reasonably request relating to the amounts reflected in and the preparation of the Final Closing Statement (including access to the books and records of the Company).
(c)    Disputes. If the Non-Rolling Sellers wish to dispute the amounts set forth in the Final Closing Statement, they shall do so by delivering to Buyer a written notice of their disagreement (a “Notice of Disagreement”), executed by Non-Rolling Sellers holding a Majority in Interest, within *** following receipt of the Final Closing Statement. If the Non-Rolling Sellers fail to deliver such notice within such period, then the Final Closing Statement shall immediately be deemed conclusive and binding on all the parties. Any Notice of Disagreement shall specify in reasonable detail the items, dollar amounts, nature, and basis of any disagreement so asserted. During the first *** following the date upon which Buyer receives a timely Notice of Disagreement, the Non-Rolling Sellers and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If during such *** period Buyer and Non-Rolling Sellers holding a Majority in Interest are able to resolve such dispute in writing, then such resolution shall be deemed conclusive and binding on all the parties. If at the end of such *** period (or earlier by mutual written agreement to arbitrate) Buyer and the Non-Rolling Sellers have not reached agreement on such matters, then, at the request of either Buyer or Non-Rolling Sellers holding a Majority in Interest, the matters that remain in dispute shall be submitted to the Closing Statement Arbitrator for review and resolution, and the parties shall be bound to arbitrate the matters in dispute in accordance with this Section 2.5(c). The parties shall cause the hearing date to be scheduled by the Closing Statement Arbitrator as soon as reasonably practicable, and in any event within *** after the dispute is submitted to the Closing Statement Arbitrator. Buyer on the one hand and Non-Rolling Sellers on the other shall, not later than *** prior to the hearing date set by the Closing Statement Arbitrator, deliver to the Closing Statement Arbitrator and the other party a brief setting forth such party's calculations with regard to any amounts in the Final Closing Statement that remain in dispute and such supporting information and arguments, in each case consistent with this Agreement, as such party may consider appropriate. The calculations submitted need not be the calculations discussed in prior attempts to resolve differences during the *** period after receipt of the Notice of Disagreement, but no new or additional matter or matters resolved during the *** period after receipt of the Notice of Disagreement shall be submitted to the Closing Statement Arbitrator. The Closing Statement Arbitrator shall have the authority to select the highest value for any disputed amount claimed by a disputing party, the lowest value for any disputed amount claimed by a disputing party, or any value in between such highest and lowest value, and no other value. The Closing Statement Arbitrator shall base its decision solely on information submitted by the Non-Rolling Sellers and Buyer and this Agreement and not upon independent review. Any hearing shall be conducted on a confidential basis and concluded within *** of the initial hearing date unless otherwise agreed by Non-Rolling Sellers holding a Majority in Interest and Buyer. The Closing Statement Arbitrator shall render a decision resolving the matters in dispute within *** after the conclusion of the hearing, unless the Buyer and Non-Rolling Sellers holding a Majority in Interest reach agreement in writing prior thereto and withdraw the dispute from arbitration. The Closing Statement Arbitrator shall provide to the parties explanations in writing of the reasons for its decisions regarding the Final Closing Statement and any disputed amounts set forth therein. Within *** after rendering its decision, the Closing Statement Arbitrator shall issue a revised Final Closing Statement reflecting such decisions, which shall be the Final Closing Statement for purposes of this Agreement and shall be conclusive, final and binding on the parties.
(d)    Expenses. The fees and disbursements of Buyer's independent advisors incurred in connection with the procedures performed with respect to the Final Closing Statement, the resolution of any Notice of Disagreement and their participation in any arbitration shall be borne by ***. The fees and disbursements of the Non-Rolling Sellers' independent advisors incurred in connection with the preparation of any Notice of Disagreement, the resolution of any Notice of Disagreement and their participation in any arbitration shall be borne by the ***. The other costs of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) shall be borne by ***.
(e)    *** Remedy. The procedures set forth in this Section 2.5 are *** remedy for any disputes relating in any way to ***. ***.
(f)    Payment. Within *** of the Final Purchase Price having been conclusively determined in accordance with Sections 2.5(b) and 2.5(c), if the Final Purchase Price is not equal to the Estimated Purchase Price then:
(i)    If the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to each Non-Rolling Seller by Wire Transfer an amount equal to such Non-Rolling Seller's Escrow Percentage of such excess; or
(ii)    If the Estimated Purchase Price is greater than the Final Purchase Price, the Buyer and the Non-Rolling Sellers shall cause to be released from the Escrow Account an amount equal to such excess, up to the Working Capital Escrow, and if the Working Capital Escrow is insufficient, each Non-Rolling Seller shall pay to Buyer by Wire Transfer an amount equal to such Non-Rolling Seller's Escrow Percentage of the shortfall.

(g)    Release of Working Capital Escrow. If, after giving effect to Section 2.5(f), there are funds remaining in the Working Capital Escrow, then the Buyer and the Non-Rolling Sellers shall promptly cause such funds to be released and paid to the Non-Rolling Sellers, pro rata in accordance with their Escrow Percentages.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants to Buyer, severally and not jointly, as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date) as follows:
SECTION 3.1.    Organization
. Such Seller, if such Seller is not a natural person, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
SECTION 3.2.    Title to Shares
. Such Seller is the direct beneficial and record owner of the number of Shares set forth next to such Seller's name in Section 4.2(a) of the Disclosure Schedule, free and clear of all Liens, except (a) as may be created by this Agreement, (b) for any restrictions on sales of securities under the Securities Act or other applicable securities Laws and (c) as set forth in the Stockholders Agreement. Such Seller is not party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement, any Contribution Agreement to which such Seller is party, or the Stockholders Agreement) obligating such Seller to sell, transfer, pledge or otherwise dispose of any Capital Stock of the Company or of Acorn or, with respect to any stock options, to transfer or pledge the agreement under which such stock options were granted. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Capital Stock of the Company or of Acorn. Upon the Closing, Buyer shall own all of such Seller's Shares, free and clear of all Liens, except for any restrictions on sales of securities under the Securities Act or other applicable securities Laws.
SECTION 3.3.    Authorization
. Such Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Seller and no other proceedings, corporate or otherwise, on the part of such Seller, and no stockholder or partnership votes, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer) constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and subject to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
SECTION 3.4.    Solvency

. Such Seller is Solvent and will be Solvent after giving effect to the transactions contemplated hereby.
SECTION 3.5.    Non-contravention
. Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby will (i) conflict with any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) (collectively, the “Organizational Documents”) of such Seller (if such Seller is an entity), (ii) violate or result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or give rise to the loss of any benefit under any agreement, contract, lease, license, instrument or other arrangement to which such Seller is a party or by which such Seller or any of such Seller's properties or assets may be bound, (iii) violate any Law to which such Seller is subject, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any Capital Stock of any Transferred Company that is owned by such Seller or any Purchased Assets***.
SECTION 3.6.    Consents
. No consent or notification to any third party or any Governmental Entity is necessary or required to be obtained or made by such Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with any applicable requirements of the Securities Act, (ii) compliance with the requirements of the HSR Act and any other applicable antitrust and competition Laws set forth in Section 3.6 of the Disclosure Schedule.
SECTION 3.7.    Litigation
. There are no Actions pending or*** threatened against such Seller ***.
SECTION 3.8.    Brokers' Fees
. Such Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person, which may result in any Liability to Buyer or any of its Affiliates to pay any fees or commissions to any Person as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date) as follows:
SECTION 4.1.    Organization, Authority and Qualification of the Transferred Companies
. Each of the Transferred Companies is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or organizational power and authority to own, lease and operate its properties and to carry on its Business as now being conducted***. Each of the Transferred Companies is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing (if applicable), in each jurisdiction in which the nature of its Business or the ownership or leasing of its properties require it to be so qualified, licensed or in good standing***. Each Transferred Company has furnished or made available to Buyer current, complete and correct copies of its Organizational Documents. The Organizational Documents of each Transferred Company are in full force and effect and have not been amended or otherwise modified. No Transferred Company is in violation of any provision of its Organizational Documents. Each Transferred Company has made available to Buyer complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of (i) all meetings of its stockholders or other equity-holders, (ii) its board of directors (or equivalent governing body) and (iii) the committees of its board of directors (or equivalent governing body), in each case held since ***.
SECTION 4.2.    Capital Structure
.
(a)    The authorized Capital Stock of the Company consists of 5,300,000 shares of common stock, par value $0.001, of which 4,538,458 shares are issued and outstanding. Except as set forth in the preceding sentence, no shares of Capital Stock of the Company are issued, reserved for issuance or outstanding. All issued and outstanding Capital Stock of the Company are owned of record and beneficially directly by Sellers. Section 4.2(a) of the Disclosure Schedule sets forth (i) all the authorized Capital Stock of each of the Transferred Companies and (ii) the number of shares (or other applicable units) of each class or series of Capital Stock of each of the Transferred Companies that are issued and outstanding, together with the registered holder thereof. All the outstanding shares (or other applicable units) of each class or series of Capital Stock of the Transferred Companies have been, and all shares that may be issued upon the exercise of outstanding options held by Participants to purchase Common Stock (“Company Stock Options”) will be when issued, duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any preemptive or subscription rights, and, with respect to the Capital Stock of all Transferred Companies other than the Company, are owned directly or indirectly by the Company. There are no outstanding contractual obligations of any Transferred Company to repurchase, redeem or otherwise acquire any Capital Stock of any Transferred Company (including any shares of Common Stock) or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments (contingent or otherwise) of any character, in any such case, (i) relating to any issued or unissued Capital Stock of any Transferred Company; (ii) obligating or which may obligate any Transferred Company to issue, sell, purchase, return or redeem, or to cause to be issued, sold, purchased, returned or redeemed, any shares (or other applicable units) of its Capital Stock or securities convertible into or exchangeable for any shares (or other applicable units) of its Capital Stock; or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Capital Stock of any Transferred Company, except (y) Company Stock Options to purchase no more than 519,409 shares of Common Stock or (z) under the Stockholders Agreement. Other than as set forth in Section 4.2(a) of the Disclosure Schedule, there are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of the Transferred Companies.
(b)    Section 4.2(b) of the Disclosure Schedule sets forth (subject to the cash-out of any

Company Stock Options prior to the Closing as contemplated by Section 7.1(g)) a list of each outstanding Company Stock Option, the number of shares of Common Stock issuable or issued thereunder, and the grant date, exercise price, vesting schedule and expiration date thereof. Each Company Stock Option was issued under the Company 2008 Stock Option Plan (as amended and restated effective April 9, 2009) (the “Stock Option Plan”). Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto***. Each such grant was made *** in accordance with the terms of the Stock Option Plan and all applicable Laws. The per-share exercise price of each Company Stock Option was no less than the fair market value of a share of Common Stock on the applicable Grant Date (as determined in accordance with the terms of the Stock Option Plan and, to the extent applicable, Sections 409A and 422 of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies***.
(c)    Except for this Agreement, the Stockholders Agreement, the limited liability company agreements of the Transferred Companies that are limited liability companies, the stock option agreements set forth in Section 4.2(c) of the Disclosure Schedule, and restrictions imposed by applicable Laws, there are no voting trusts, stockholder agreements, Liens, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of any shares (or other applicable units) of Capital Stock of any Transferred Company. The Transferred Companies do not have any Subsidiaries, except as disclosed in Section 4.2(c) of the Disclosure Schedule.
SECTION 4.3.    No Conflict
. The execution and delivery by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with the Organizational Documents of any Transferred Company, (b) subject to the Governmental Approvals referred to in Section 4.4, conflict with or violate any Law or other Governmental Order applicable to any Transferred Company or by which any of them or any of their respective properties or assets is bound or subject, (c) result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, give to any Person any rights of termination, acceleration or cancellation of, require any notice under, give rise to the loss of a benefit under or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Transferred Companies pursuant to any Material Contract, Real Property Lease, or any note, bond, loan or credit agreement, mortgage or indenture to which any of the Transferred Companies is a party or by which any of them or any of their respective properties or assets is bound or subject or (d) result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, any Transferred Company's right to own, use, or hold for use any *** Intellectual Property of the Transferred Companies, as owned, used, or held for use in the conduct of the Business by the Transferred Companies***
SECTION 4.4.    Consents and Approvals
. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Entity (each, a “Governmental Approval”) to be obtained or made by the Company or any other Transferred Company, except for *** compliance with the requirements of the HSR Act and any other applicable antitrust and competition Laws set forth in Section 3.6 of the Disclosure Schedule.
SECTION 4.5.    Financial Information
.
(a)    Section 4.5(a) to the Disclosure Schedule contains true and correct copies of (i) the unaudited consolidated balance sheets of the Transferred Companies as of ***, respectively, and the related statements of income for the years then ended, and (ii) the unaudited consolidated balance sheet of the Transferred Companies as of *** and the related statement of income for the *** period then ended (the “Interim Financial Statements”). The foregoing financial statements (the “Financial Statements”) are the same balances included in Acorn's consolidated audited year-end and reviewed quarterly financial statements and were prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and fairly present *** the financial position of the Transferred Companies on a consolidated basis as of the dates thereof and the results of their operations for the periods then ended, consistent with the books and records of the Transferred Companies (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which will not be material in amount). Without limiting the generality of the foregoing, all transactions between any Transferred Company, on the one hand, and any Affiliate of such Transferred Company, on the other hand, are properly accounted for in the Financial Statements in accordance with GAAP.
(b)    Since ***, there have been no internal investigations regarding financial reporting or accounting policies and practices at or with respect to any Transferred Company discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of such Transferred Company, such Transferred Company's board of directors or any committee thereof.
(c)    Each Transferred Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each Transferred Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(d)    No Transferred Company, nor any of its Subsidiaries, is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar agreement (including any agreement relating to any transaction or relationship between or among such Transferred Company, or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such agreement is to avoid disclosure of any material transaction involving, or material Indebtedness of, such Transferred Company, or any of its Subsidiaries.
(e)    Since ***, Acorn has not received any oral or written notification of any (x)

“significant deficiency” or (y) “material weakness” in such Transferred Company's internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3, as in effect on the date hereof.
(f)    Section 4.5(f) to the Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Transferred Companies is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement.
(g)    Except (i) as set forth in Section 4.5(f) to the Disclosure Schedule, (ii) ***; (iii) for Liabilities ***; and (iv) Liabilities that ***, there are no Liabilities, accrued, contingent or otherwise, of any of the Transferred Companies of any nature of a type that would be required under GAAP to be reflected on a combined and consolidated financial statement dated as of the date hereof.
(h)    No Transferred Company is, or has at any time since *** been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
SECTION 4.6.    Absence of Certain Changes or Events
. Other than in connection with the transactions contemplated hereby or as reflected in the Disclosure Schedule (including Section 4.6 thereof), since ***, each of the Transferred Companies has conducted its business in the Ordinary Course of Business, and there has not occurred: (i) any event or events having a Company Material Adverse Effect; or (ii) any change in accounting methods, principles or practices by the Company ***, except insofar as may have been required by Law or required or permitted by a change in applicable accounting principles. In addition, except as set forth in Section 4.6 of the Disclosure Schedule, since ***, no Transferred Company has taken any action that, individually or in the aggregate, would be prohibited by Section 6.1 if such section applied during the period from ***.
SECTION 4.7.    Employee Benefits; Employees
.
(a)    Each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, or (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, vacation or other leave, change of control, retention, severance, deferred compensation and other compensation or benefit plan, program or agreement, in each case established, sponsored or maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates contributes or is obligated to contribute, or to which the Company or any of its Affiliates is a party, for the benefit of any Participant, is referred to herein as a “Benefit Plan.” Section 4.7(a) of the Disclosure Schedule sets forth each Benefit Plan. Except for the employment agreements identified with an asterisk in Section 4.7(a) of the Disclosure Schedule, each Benefit Plan is sponsored or maintained solely by one or more of the Transferred Companies, and no company other than the Transferred Companies is a party to any Benefit Plan. With respect to each Benefit Plan, the Company has delivered or made available to Buyer (w) such Benefit Plan, including any amendments thereto, (x) each trust, insurance, annuity or other funding contract related thereto, (y) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (z) the *** most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).
(b)    Except as set forth in Section 4.7(b) of the Disclosure Schedule, each Benefit Plan has been operated and administered in compliance *** with its terms and with applicable Law including ERISA and the Code. Except as set forth in Section 4.7(b) of the Disclosure Schedule, each of the Transferred Companies is in compliance *** with ERISA, the Code and all other Laws applicable to the Benefit Plans.
(c)    The Transferred Companies do not have any Liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA with respect to any Benefit Plan. The Transferred Companies do not have any Liability with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA. There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability after the Closing on Buyer, any Transferred Company or any of their respective Affiliates. No Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Section 302 of ERISA or Section 412 of the Code.
(d)    All contributions required to be made under the terms of any Benefit Plan have been timely made when due ***.
(e)    None of the Transferred Companies has any obligations for, and none of the Benefit Plans provides to any Participant, retiree welfare benefits other than (i) coverage mandated by applicable Law and (ii) coverage that continues during an applicable severance period.
(f)    There is not in existence, nor has there been within the *** prior to the date hereof, any pending or*** threatened: (A) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (B) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; or (C) arbitration, claim of unfair labor practice, workers' compensation claim, claim or investigation of wrongful discharge, claim or investigation of employment discrimination or retaliation, claim or investigation of sexual or other harassment, claim or investigation relating to the wages or hours of any employee or group of employees, claim or investigation relating to compliance with immigration Laws or other employment dispute of any nature, in each case involving any of the Participants or against any of the Transferred Companies ***.
(g)    (i) None of the Transferred Companies is or has ever been a party to or bound by any collective bargaining agreement, other agreement or understanding or work rules or practice with any labor union or any other similar organization and (ii) none of the Participants is subject to or covered by any such collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award, or is represented by any labor organization with respect to such Participant's services performed by any Transferred Company.
(h)    As of the date hereof and since ***, each of the Transferred Companies (i) is and has been in compliance *** with all applicable U.S. federal, state and local Laws and foreign Laws which relate to employment, equal employment opportunity, nondiscrimination, wages, hours, benefits, classification of employees, leaves, disability, immigration, employment and reemployment rights of members of the uniformed services, secondment and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act and comparable state, local or other Laws); and (ii) is not liable for any arrears of wages, other compensation or benefits (other than such liabilities that have been incurred in the Ordinary Course of Business), or any Taxes or penalties for failure to comply with any of the foregoing.
(i)    Except as set forth in Section 4.7(i) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event)

entitle any Participant to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other *** obligation pursuant to any Benefit Plan.
(j)    Section 4.7(j) of the Disclosure Schedule sets forth, with respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company that could reasonably be expected to receive any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), such person's name, title and base amount (as defined in Section 280G(b)(3) of the Code). Except as set forth in Section 4.7(j) of the Disclosure Schedule, no other “disqualified individual” with respect to the Company will receive a payment or benefit which constitutes an excess parachute payment.
(k)    No Benefit Plan provides for, and the Transferred Companies are not a party to, any Contract with any Participant which entitles such Participant to receive any gross-up or additional payment by reason of the Tax required by Section 409A or Section 4999 of the Code being imposed on such person.
(l)    Each employee whose duties relate to the Business of the Transferred Companies is employed by a Transferred Company, and each independent contractor whose duties relate to the Business of the Transferred Companies is engaged to perform services for a Transferred Company. Except as set forth on Section 4.7(l) of the Disclosure Schedule, the Transferred Companies do not employ any employees whose duties do not relate exclusively to the Business of the Transferred Companies. No Participants are or have been employed by any Transferred Company outside the United States.
SECTION 4.8.    Taxes
. Except as set forth in Section 4.8 of the Disclosure Schedule:
(a)    All income Tax Returns and other *** Tax Returns required to be filed by or with respect to the Transferred Companies on or prior to the Closing Date have been timely filed or will have been timely filed (in each case, taking into account any applicable extensions) prior to the Closing Date. All *** Taxes required to be paid or withheld by a Transferred Company have been timely paid or withheld and remitted (taking into account any applicable extensions), as appropriate, to the proper Taxing Authority, except for Taxes being contested in good faith and for which reserves or accruals have been reflected on or otherwise taken into account on the Financial Statements. The unpaid Taxes of or with respect to each Transferred Company did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements and since such date, no Transferred Company has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice. No Taxing Authority in a jurisdiction where any Transferred Company has not filed a Tax Return has made a claim or assertion in writing that any Transferred Company is or may be subject to Tax by such jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. There are no Liens relating to Taxes on any of the Transferred Companies or their assets other than Permitted Liens.
(b)    Except for agreements, documents and powers of attorney that have expired, no written agreement or other document extending, waiving or having the effect of extending or waiving (i) the period of assessment or collection of any Taxes of or relating to the Transferred Companies or (ii) the application of any statute of limitations of any jurisdiction regarding assessment or collection of any Tax has been executed or filed with the IRS or any other Taxing Authority.
(c)    No federal, state, local, or foreign audit, examination, refund litigation, claim, adjustment in controversy, or other administrative proceeding or court proceeding (each a “Tax Contest”) exists or has been initiated in writing with regard to *** Tax Returns of or that include the Transferred Companies and none of the Transferred Companies has received any written notice that any such Tax Contest is pending or threatened.
(d)    None of the Transferred Companies has Liability under Section 1.1502-6 of the Treasury Regulations or any similar provision of foreign, state or local Law for the Taxes of any Person other than another Transferred Company. No Transferred Company is currently a member of a U.S. consolidated group other than a group consisting solely of some or all of the Transferred Companies and of which the Company is the common parent.
(e)    No Tax attribute of any Transferred Company was required to be reduced under Section 1.1502-36 of the Treasury Regulations (or any corresponding provision of state Law) during the *** prior to the date of this Agreement.
(f)    All Tax sharing, Tax allocation or Tax indemnity agreements or arrangements, if any, relating to any Transferred Company (other than this Agreement) have been (or as of the Closing will have been) terminated, and no Transferred Company will have Liability thereunder after the Closing Date.
(g)    No Transferred Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock that was intended to qualify for tax-free treatment under Section 355(a) or Section 361 of the Code and that occurred during the *** prior to the date of this Agreement.
(h)    No Transferred Company has engaged in any “reportable transaction,” as defined in Section 1.6011-4 of the Treasury Regulations, or any other transaction similar thereto under analogous state, local or foreign Tax Law.
(i)    No property owned by any Transferred Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.
(j)    None of the Transferred Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale on or prior to the Closing Date, (ii) any accounting method change, or agreement with any Taxing Authority, in either case occurring simultaneously with or prior to the Closing, (iii) any prepaid amount received simultaneously with or prior to the Closing, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) and occurring or arising, as applicable, on or prior to the Closing Date, or (v) any election under Section 108(i) of the Code made simultaneously with or prior to the Closing.
(k)    None of the Transferred Companies (i) is, or is or has been a shareholder of, a “passive foreign investment company” within the meaning of Section 1297 of the Code; (ii) during the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, has incurred or will incur any item of income which could constitute subpart F income within the meaning of Section 952 of the Code (for the avoidance of doubt, not including any item of income that is incurred after the Closing Date); (iii) as of the Closing Date, will hold assets which constitute U.S. property within the meaning of Section 956 of the Code; or (iv) is or was (A) a “surrogate foreign corporation” within the meaning of Section 7874 of the Code, (B) treated as a U.S. corporation under Section 7874 of the Code or (C) was created or organized in the U.S. as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).
(l)    All of the Transferred Companies that are not United States persons (as defined in Section 7701(a)(30)) are treated as corporations for U.S. federal Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any Transferred Company other than an entity classification election to treat SCR-Tech LLC as a corporation for U.S. federal Tax purposes.
(m)    There are currently no limitations on the utilization of the net operating losses, tax credit carryovers or other attributes of any of the Transferred Companies under Sections 382 through 384 of the Code (or any corresponding or similar provisions of state or local Law).
(n)    The representations and warranties set forth in this Section 4.8 and Section 4.7 are the sole and exclusive representations and warranties of the Company and the Sellers regarding Tax matters. The representations and warranties set forth in this Section 4.8, other than Section 4.8(d), Section 4.8(f), Section 4.8(g), Section 4.8(j) and Section 4.8(k), refer only to past activities of the Transferred Companies and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date.
SECTION 4.9.    Compliance with Laws; Permits
.
(a)    None of the Transferred Companies has been at any time since *** in violation of any Law or Governmental Order applicable to it or its assets, properties or businesses***. Except as set forth in Section 4.9(a) of the Disclosure Schedule, no Transferred Company has received any written notice to the effect that it (i) has violated or is not in compliance with any such Law or Governmental Order or (ii) is the subject of any investigation in any jurisdiction where it does business and there are no grounds for the same. As of the date of this Agreement, none of the Transferred Companies is a party to, or bound by, any Governmental Order ***.
(b)    Each of the Transferred Companies holds all governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations necessary to conduct its Business and to own or use its assets and properties, as such Business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”)***. All *** Permits are valid and in full force and effect. As of the date hereof, none of the Transferred Companies is the subject of any pending or*** threatened Action seeking the revocation, suspension, termination, modification or impairment of any Permit***.
(c)    None of the Transferred Companies and*** none of their respective Representatives acting on their behalf, has, in connection with the operation of their respective businesses, (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable at that time, or any other similar applicable Law; (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures, gifts or anything else of value; or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.
SECTION 4.10.    Litigation
. Except as set forth in Section 4.10 of the Disclosure Schedule, as of the date of this Agreement, there are no Actions or investigations pending or*** threatened against any of the Transferred Companies, or by which any Transferred Company's property or assets may be bound. None of the Actions or investigations currently pending or threatened against any of the Transferred Companies or by which any Transferred Company's property or assets may be bound, if adversely determined, would reasonably be expected to have***. There are no Actions pending or*** threatened against any Transferred Company, or by which any Transferred Company's property or assets may be bound, that would be expected to delay, limit or enjoin the transactions contemplated by this Agreement. *** there are no unasserted claims *** that, if asserted, would be required to be disclosed in Section 4.10 of the Disclosure Schedule. Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Action or investigation by any Transferred Company pending, or which the Transferred Company intends to initiate, against any other Person.
SECTION 4.11.    Material Contracts
. Section 4.11 of the Disclosure Schedule lists each of the Material Contracts as in effect on the date of this Agreement. Each Material Contract is a valid and binding obligation of the Transferred Company that is party thereto and*** as of the date hereof, each other party to such Material Contract. Each such Material Contract is enforceable against the Transferred Company that is party thereto, and*** each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). Except as set forth on Section 4.11 of the Disclosure Schedule, none of the Transferred Companies or*** any other party to a Material Contract is in default under or breach of a Material Contract, and*** there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both), in each case***.
SECTION 4.12.    Intellectual Property
. Except as set forth in Section 4.12 of the Disclosure Schedule:
(a)    The Transferred Companies own, or have enforceable rights or licenses to use, the *** Intellectual Property used in the Business of the Transferred Companies as currently conducted or Proposed to be Conducted. *** each item of such Intellectual Property is valid and subsisting. In each case in which the Transferred Companies have acquired any Intellectual Property from any Person, each of such Transferred Companies has obtained a valid and enforceable assignment (including the right to seek past and future damages with respect thereto) or license in such Intellectual Property as are necessary or useful for the conduct of the Business as currently conducted or Proposed to be Conducted. To the maximum extent provided for by, and in accordance with, applicable Laws, the Transferred Companies have recorded each assignment of Intellectual Property assigned to the Transferred Companies with the relevant Governmental Entity, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
(b)    Section 4.12(b) of the Disclosure Schedule sets forth a complete and correct listing of all Registered Intellectual Property. Each Registered Intellectual Property listed in Section 4.12(b) of the Disclosure Schedule (i) is in proper form, (ii) has not been disclaimed and (iii) has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, and the patents described in Section 4.12(b) of the Disclosure Schedule are*** valid and enforceable. All necessary registration, maintenance and renewal fees in connection with Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Each owner listed in Section 4.12(b) of the Disclosure Schedule is listed in the records of the appropriate Governmental Entity as the sole owner of record.
(c)    The *** Intellectual Property used in the Business as currently conducted or Proposed to be Conducted is*** valid and enforceable. Without limiting the foregoing, *** there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Intellectual Property used in the Business, as currently conducted or Proposed to be Conducted, invalid or unenforceable, or would adversely effect any pending application for Intellectual Property, and the Transferred Companies have not misrepresented, or failed to disclose, and have no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of Intellectual Property.
(d)    Except as set forth in Section 4.12(d) of the Disclosure Schedule, the Transferred Companies do not have an explicit or implied legal obligation, absolute or contingent, to any Person to sell, transfer or assign any of the Intellectual Property used in the Business as currently conducted or Proposed to be Conducted. The Transferred Companies have not made any assignment or granted any license, and are not under any obligation to grant any such license or rights, including any or all of the Intellectual Property used in the Business as currently conducted or Proposed to be Conducted, to any Person, under any of the Intellectual Property used in the Business as currently conducted or Proposed to be Conducted.
(e)    Except as set forth in Section 4.12(e) of the Disclosure Schedule, none of the Transferred Companies has received any notice of any infringement or misappropriation of the rights of any third party that has not been resolved with respect to any Intellectual Property used in the conduct of the Business. None of the Intellectual Property used in the Business as currently conducted or Proposed to be Conducted is subject to any pending or threatened outstanding order, contract, stipulation, proceeding, or notification, including without limitation any pending interference, opposition, cancellation, reissue, reexamination, or other challenge or adversarial proceeding, restricting in any manner the use, transfer, or licensing by Transferred Companies of any Registered Intellectual Property, or which may affect the validity, use or enforceability of any of the Intellectual Property.
(f)    Except as set forth in Section 4.12(f) of the Disclosure Schedule, (i) the conduct of the Business of the Transferred Companies as currently conducted or Proposed to be Conducted does not infringe or misappropriate any Intellectual Property right of any third party and (ii) *** no Person is infringing or misappropriating any Owned Intellectual Property which is necessary for the conduct of the Business of the Transferred Companies as currently conducted or Proposed to be Conducted.
(g)    The Transferred Companies have established and maintain *** security programs and privacy policies and are in *** compliance with such programs and policies. Without limitation to the foregoing, each current and former Employee, consultant and contractor who has had access to confidential Intellectual Property owned by or licensed to the Transferred Companies has executed an agreement to maintain the confidentiality of such Intellectual Property and has executed appropriate agreements that are substantially consistent with the Transferred Companies' standard forms thereof. *** except as set forth in Section 4.12(g) of the Disclosure Schedule or pursuant to confidentiality obligations, no current or former Employee, consultant or contractor has disclosed any of the Transferred Companies' confidential information or trade secrets to any third party. Each current and former Employee, consultant, and contractor who has had any potential involvement in the conception or development of any Intellectual Property has signed appropriate agreements with the Transferred Companies ensuring that all rights, title and interests in and to all such Intellectual Property will be assigned to the Transferred Companies and be deemed solely owned by the Transferred Companies, and all such agreements are substantially consistent with the Transferred Companies' standard form thereof. *** no current or former Employee, consultant or contractor has breached or otherwise violated any agreement with the Company referred to in this Section 4.12(g). It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Transferred Companies to operate the Business. *** each employee and consultant has assigned to the Transferred Companies all intellectual property rights he or she owns that are related to the Business as now conducted or Proposed to be Conducted.
(h)    The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company's ownership or license to any Intellectual Property or the validity, priority, scope, enforceability, use, right to use, ownership, license rights, inventorship, effectiveness or duration of any of Intellectual Property owned by or licensed to the Company.
SECTION 4.13.    Real Property
.
(a)    None of the Transferred Companies owns any real property or interest in real property in fee (or as an easement) as of the date hereof.
(b)    Section 4.13(b) of the Disclosure Schedule sets forth a complete and correct list of all real property leased as of the date hereof by any of the Transferred Companies (all such property, the “Leased Real Property”), and the leases (together with any amendments or modifications thereto) pursuant to which the Leased Real Property is leased (collectively, the “Real Property Leases”). As of the date hereof, a Transferred Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject only to Permitted Liens and, as of the date hereof, none of the Transferred Companies has received any written notice of any default under any Real Property Lease, and *** no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by any Transferred Company or any other party under any of the Real Property Leases.
(c)    (i) The Transferred Companies do not use any real property in the conduct of their Business other than the Leased Real Property and (ii) the Transferred Companies' interests in the Leased Real Property pursuant to the Real Property Leases constitute all of the real property interests necessary and sufficient for the Transferred Companies to operate their Business as currently conducted, and to operate and maintain the Leased Real Property as currently operated and maintained.
(d)    With respect to the Leased Real Property or any interest therein, none of the Sellers or Transferred Companies has received any written notice of, nor*** does there exist any pending or threatened, condemnation, litigation, administrative action or similar proceedings, or any sale or other disposition of any Leased Real Property or any part thereof or interest therein in lieu of condemnation ***.
(e)    Except as set forth in Section 4.13(e) of the Disclosure Schedule***: (i) none of the Leased Real Property is subject to or encumbered by any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of such Leased Real Property; and (ii) there is not any option, right of first refusal or other contractual right or obligation to sell, assign, modify or dispose of any Transferred Company's interests in the Leased Real Property.
(f)    The Company has delivered or has made available to Buyer complete and accurate copies of all of the following materials relating to the Leased Real Property to the extent in the possession or control of the Sellers, the Transferred Companies, or any of their respective Representatives: the Real Property Leases, and any consents, estoppels and subordination or non-disturbance agreements pertaining thereto; title insurance policies, commitments, and preliminary title reports; encumbrances and easement documents and other documents and agreements affecting title to, or pertaining to operation of, the Leased Real Property; and surveys and site plans.
SECTION 4.14.    Brokers
. Except for UBS Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
SECTION 4.15.    Affiliate Transactions
. Section 4.15 of the Disclosure Schedule lists all Intercompany Agreements in effect as of the date hereof.
SECTION 4.16.    Insurance
.
(a)    Section 4.16(a) of the Disclosure Schedule sets forth each of the insurance policies in force naming any of the Transferred Companies or Representatives thereof as an insured or beneficiary or as a loss payable payee or for which any Transferred Company has paid or is obligated to pay all or part of the premiums (the “Insurance Policies”). As of the date hereof, all Insurance Policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination, revocation or premium increase (retroactive or otherwise) or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is disclaiming liability or not willing or able to perform its obligations thereunder has been received by any of the Transferred Companies and*** none of the Transferred Companies is in default of any provision of the Insurance Policies***. The Transferred Companies' insurance coverage is adequate to satisfy all of their contractual insurance obligations required under the terms of any Material Contract or as required by applicable Law.

(b)    Section 4.16(b) of the Disclosure Schedule sets forth all claims, if any, by any Transferred Company that have been made since ***, are pending or are anticipated to be made under any Insurance Policy or bond, including the nature of the claim, date of loss, date of claim, amount of insurance claim, amount of insurance proceeds collected and, with respect to pending claims, whether the insurer has denied or disputed coverage or has reserved its rights.
SECTION 4.17.    Environmental
.
(a)    Each Transferred Company is in *** compliance with applicable Environmental Law, including obtaining and maintaining possession of, and complying with the terms and conditions (including mitigation requirements) of all *** Governmental Approvals required to be held by, or issued to, any Transferred Company under applicable Environmental Law for the current operation of such Transferred Company's Business. All such Governmental Approvals are current and valid *** with respect to the Business of the Transferred Companies. There are no *** facts that would *** be expected to result in the (i) revocation, termination, adverse modification or non-renewal of any Governmental Approval or (ii) failure of the Transferred Company to be in compliance with applicable Environmental Law***.
(b)    No Transferred Company is subject to any pending Actions or*** any Actions threatened *** pursuant to any applicable Environmental Law, and no Transferred Company has received any other written notices of Liability or violation from any Person under any applicable Environmental Law relating to such Transferred Company's Business or the Leased Real Property.
(c)    There are no writs, injunctions, decrees, orders or judgments to which any Transferred Company is a party that are outstanding relating to the compliance of such Transferred Company with, or the Liability of such Transferred Company under, any Environmental Laws.
(d)    No Hazardous Materials have been Released into the environment at any Leased Real Property***.
(e)    No Transferred Company is a party to any contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for, any pending or unresolved Liability pursuant to any Environmental Law.
(f)    The Company has made available to the Buyer in the data room established by the Company for the transactions contemplated by this Agreement all written environmental reports, assessments and audits (except for supplementary materials in support of such reports, assessments and audits) that are in any Transferred Company's possession, custody or control concerning material issues of noncompliance or Liability (including reports which state a need to take material corrective actions) under applicable Environmental Law regarding any Transferred Company or any Leased Real Property.
SECTION 4.18.    Commercial Relationships
.
(a)    Section 4.18(a) of the Disclosure Schedule sets forth a list of each customer of the Transferred Companies for the fiscal year ended December 31, 2010 that was billed at least $***, in the aggregate, by the Transferred Companies in such fiscal year. None of the Transferred Companies has received notification (whether written or*** oral) that any such customer intends to terminate or ***

change its relationship with the relevant Transferred Company.
(b)    Section 4.18(b) of the Disclosure Schedule sets forth: (i) the *** largest suppliers to the Transferred Companies for the fiscal year ended December 31, 2010, measured by the dollar amount of payments made to such suppliers and (ii) any sole source supplier of any Transferred Company. None of the Transferred Companies has received notification (whether written or*** oral) that any such supplier, contract manufacturer or sole supplier intends to terminate or *** change its relationship with the relevant Transferred Company.
SECTION 4.19.    Title to Assets; Sufficiency of Assets
. Other than as set forth in Section 4.19 of the Disclosure Schedule, the Transferred Companies have legally valid and good title to, and in the case of leased or licensed assets and properties, legally valid and subsisting leasehold interests or licenses in, all of their *** personal properties and assets free and clear of all Liens other than Permitted Liens. Such properties and assets include all properties and assets necessary for the conduct of the Business of the Transferred Companies. All vehicles, machinery, equipment and tools of the Transferred Companies are usable and operable in good working order and condition and are in a good state of repair, subject only to ordinary wear and tear, and have been subject to regular maintenance. The tangible *** assets of the Transferred Companies are free from *** defects, have been maintained in accordance with customary maintenance practices, are in good operating condition and repair*** and are usable in the Ordinary Course of Business and conform *** to all applicable Laws relating to their use and operation.
SECTION 4.20.    Inventory
. Section 4.20 of the Disclosure Schedule lists all of the Transferred Companies' inventory as of the date hereof, categorized by new, used, refurbished or regenerated and work in process inventory. All of the inventory was acquired and has been maintained in accordance with the Transferred Companies' regular business practices and in the case of new, refurbished or regenerated items, are of a quality and quantity usable or salable in the Ordinary Course of Business, and is valued at reasonable amounts based on the Transferred Companies' normal valuation policies. None of such inventory is obsolete, unusable, slow-moving, damaged (except for inventory awaiting refurbishment or regeneration), defective (except for inventory awaiting refurbishment or regeneration) or unsalable in the Ordinary Course of Business, and no previously sold inventory is subject to refunds ***. The Transferred Companies have good and marketable title to the inventory, free and clear of any Liens, and all *** commitments or orders for work-in-process were entered into in the Ordinary Course of Business.
SECTION 4.21.    Product Liability
. Except as set forth on Section 4.21 of the Disclosure Schedule, the Transferred Companies have no Liability (and*** there is no basis for any present or future Action, investigation, charge, complaint or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, refurbished, regenerated, sold, leased or delivered by any Transferred Company.
SECTION 4.22.    Bank Accounts; Powers of Attorney
. Section 4.22 of the Disclosure Schedule sets forth the name of each bank in which any Transferred Company has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto.

No Person holds any power of attorney from the Transferred Companies.
SECTION 4.23.    Delaware Takeover Statute
. The restrictions on business combinations contained in Section 203 of the Delaware Act do not apply with respect to or as a result of this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the transactions contemplated by this Agreement.
SECTION 4.24.    ***
.
(a)    ***.
(b)    ***.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Company and the Sellers as follows:
SECTION 5.1.    Incorporation and Authority of Buyer
. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate or other applicable organizational power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, or upon execution and delivery hereof, will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, or upon execution and delivery hereof, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
SECTION 5.2.    No Conflict
. The execution and delivery by Buyer, and the consummation by Buyer of the transactions contemplated by, this Agreement do not and will not (a) violate or conflict with the Organizational Documents of Buyer, (b) subject to the Governmental Approvals referred to in Section 5.3, conflict with or violate in any material respect any Law or other Governmental Order applicable to Buyer or by which it or any of its properties or assets is bound or subject or (c) result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, give to any Person any rights of termination, acceleration or cancellation of, require any notice under, give rise to the loss of a benefit under or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Buyer pursuant to, any material contract or any note, bond, loan or credit agreement, mortgage or indenture to which Buyer is a party or by which it or its respective properties or assets is bound or subject, except, in the case of clauses (b) or (c), for any such breaches, defaults, terminations, accelerations, cancellations or creations that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 5.3.    Consents and Approvals
. The execution, delivery and performance of this Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby will not, require any Governmental Approval to be obtained or made by Buyer or any Affiliate of Buyer, except for (i) those required by the HSR Act and any other applicable antitrust and competition Laws and (ii) any Governmental Approval that if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 5.4.    Securities Laws Matters
. The Shares are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Buyer understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.
SECTION 5.5.    Litigation
. As of the date of this Agreement, there are no Actions pending or*** threatened against any of Buyer or its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 5.6.    Ability to Consummate Transaction
. Buyer has access to, and on the Closing Date will have, sufficient funds available to purchase the Shares on the terms and conditions contemplated by this Agreement, to consummate the other transactions contemplated by this Agreement and to pay all associated costs and expenses required to be paid by Buyer and has furnished to the Company written evidence thereof. There are no other facts or circumstances relating to Buyer or its Affiliates that has resulted in or would reasonably be expected to result in a Buyer Material Adverse Effect.
SECTION 5.7.    Brokers
. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
SECTION 5.8.    ***
. ***.
SECTION 5.9.    ***

. ***.
ARTICLE VI

COVENANTS
SECTION 6.1.    Conduct of Business of the Company
. During the period from the date of this Agreement until the Closing, except (a) as explicitly required by this Agreement, (b) for the matters set forth in Section 6.1 of the Disclosure Schedule, or (c) as Buyer otherwise consents in writing in advance ***, the Company shall, and it shall cause the other Transferred Companies to, (x) conduct the Business of the Transferred Companies in the Ordinary Course of Business, (y) use *** efforts to preserve intact the business organizations of the Transferred Companies, to preserve the Transferred Companies' *** assets and properties in good repair and condition, to keep available the services of the Transferred Companies' *** officers and *** employees and to maintain the Transferred Companies' *** relationships with their customers, suppliers, licensors, licensees, consultants and other Persons *** and (z) without limiting the generality of the foregoing, not do any of the following:
(i)    repurchase, redeem, repay or otherwise acquire any outstanding Shares;
(ii)    transfer, issue, sell or dispose of any shares of Capital Stock of any of the Transferred Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of Capital Stock of any of the Transferred Companies or capital appreciation rights, phantom stock rights, securities with participation rights or features, or similar obligations and commitments of any of the Transferred Companies;
(iii)    effect any subdivision, recapitalization, reclassification, combination, stock split or like change in the capitalization of any of the Transferred Companies, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of any Transferred Company's Capital Stock;
(iv)    amend the Organizational Documents of any of the Transferred Companies;
(v)    purchase, sell, lease, sublease, license, leaseback, mortgage, pledge, exchange or otherwise encumber, dispose of or acquire any property or assets (other than transactions occurring in the Ordinary Course of Business), or enter into, modify, supplement or amend any lease or sublease of real property (other than in the Ordinary Course of Business) or make any capital expenditure ***;
(vi)    incur any Liabilities or Indebtedness from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the Ordinary Course of Business) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case*** and other than ***) ***;
(vii)    settle or compromise any Liability for Taxes, amend any *** Tax Return, file any *** Tax Return in a manner inconsistent with past practice or adopt or change any method of accounting for Tax purposes, or enter into any closing agreement with respect to any *** Tax;

(viii)    enter into, modify or amend ***, cancel, waive, release, terminate, renew, extend or assign any *** rights or claims with respect to any Material Contract;
(ix)    (A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, or take any action to fund or otherwise secure the payment of, any wages, salaries, bonuses, incentives, severance or change of control pay, other compensation, pension or other benefits payable to any Participant, including any increase or change pursuant to any Benefit Plan, or (B) establish, adopt, enter into, increase, amend or terminate (or promise to take any such action(s)) any Benefit Plan or any compensation or benefits potentially available thereunder***;
(x)    enter into or amend any employment contract with, or terminate (***) the employment of, any of its officers;
(xi)    pay, loan or advance (***) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of the Transferred Companies' officers or directors or any Affiliate of any of the Transferred Companies' officers or directors;
(xii)    form or commence the operations of any new business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business ***;
(xiii)    settle or compromise any Action or threatened Action, other than any settlement or compromise that involves *** less than $*** individually or $*** in the aggregate;
(xiv)    declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of the Capital Stock of any Transferred Company, except for dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent;
(xv)    directly or indirectly acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or Capital Stock of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (ii) other than catalyst and inventory in the Ordinary Course of Business, any assets for consideration in excess of $*** individually or $*** in the aggregate;
(xvi)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of any Transferred Company;
(xvii)    implement or adopt any change in the Transferred Companies' accounting methods, principles or policies other than as may be required by applicable Law or GAAP;
(xviii)    fail to take any action necessary or advisable to protect or maintain the *** Intellectual Property owned, used or held for use by any Transferred Company that is used to conduct the Business of any Transferred Company as currently conducted or planned by the Transferred Company to be conducted, including the prosecution of all pending applications for patents and Trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto;
(xix)    except in the Ordinary Course of Business, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any *** Intellectual Property,

or disclose or agree to disclose to any Person, other than Representatives of Buyer or the Transferred Companies, any trade secrets, or compromise, settle or agree to settle any one or more Actions or institute any Action concerning any *** Intellectual Property;
(xx)    modify, amend, or rewrite, or fail to renew or extend, any *** Insurance Policy;
(xxi)    permit any *** Insurance Policy to lapse, be canceled or expire unless (i) Buyer does not consent to the renewal or extension of such policy, including any modifications to the policy that may be required in connection with such renewal or extension, or (ii) a new policy with substantially the same coverage is in effect as of the date of lapse, cancellation or expiration;
(xxii)    take any action that would reasonably be expected to (i) impose any *** delay in the obtaining of, or *** increase the risk of not obtaining, any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or termination of any applicable waiting period; (ii) significantly increase the risk of any Governmental Entity entering a Governmental Order prohibiting or impeding the consummation of the transactions contemplated by this Agreement; or (iii) *** delay or impair the consummation of the transactions contemplated by this Agreement; or
(xxiii)    authorize, or commit or agree to take, any of the foregoing actions.
Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to Control the operations of the Company, or its businesses or operations prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the businesses and their operations.
SECTION 6.2.    Access to Information
. Except as prohibited by Law, the Company shall, and shall cause the other Transferred Companies to, afford to Buyer and to the Representatives and employees of Buyer full access upon reasonable notice at all reasonable times during the period between the date of this Agreement and the Closing Date to their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause the other Transferred Companies to, furnish to Buyer such information concerning the Transferred Companies, including information concerning their Business, properties, litigation matters, personnel, environmental compliance and property condition, as Buyer may from time to time reasonably request, other than any such information that (a) is subject to an attorney-client or other legal privilege that would be lost by such disclosure or (b) is subject to an obligation of confidentiality that would be violated by such disclosure (provided that the Company shall, and shall cause the other Transferred Companies to, upon the request of Buyer, *** to obtain the required consent of any third party to such access or disclosure). The Company shall provide Buyer's environmental consultant *** access to the Leased Real Property to perform Phase 1 and Phase 2 (soil and groundwater sampling) environmental site assessments, subject to the consent of the landlords of the Leased Real Property to any sampling involving drilling or other subsurface measures. The Company shall *** obtain consent from the landlords of the Leased Real Property with respect to such sampling. All requests for access or information pursuant to this Section 6.2 shall be directed only to such Person or Persons as the Company shall designate in writing.

SECTION 6.3.    *** Efforts
. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, the parties hereto (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement in the most expeditious manner possible, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (c) not in limitation of any other provision of this Agreement, shall *** cause all the conditions to the obligations of the Sellers (in the case of the Buyer) or the Buyer (in the case of the Sellers) to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable.
SECTION 6.4.    Consents, Approvals and Filings
.
(a)    The parties shall *** obtain as promptly as practicable all Governmental Approvals that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the transactions contemplated hereby, and the parties shall take all actions as may be requested by any such Governmental Entities to obtain such Governmental Approvals. The parties shall cooperate with the *** requests of one another in seeking to obtain as promptly as practicable all such Governmental Approvals. No party shall take or cause to be taken any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of any such Governmental Approvals.
(b)    The parties shall promptly make all filings and notifications with all Governmental Entities that may be or may become reasonably necessary, proper or advisable hereunder and under applicable Laws to consummate and make effective the transactions contemplated hereby, including (i) the Sellers and Buyer each making an appropriate filing of a notification and report form pursuant to the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other parties) with respect to the transactions contemplated hereby and (ii) the parties each making any other filing that may be required under any other antitrust or competition Law or by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws. The Sellers and Buyer each agrees to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Laws. Buyer shall have responsibility for the filing fees associated with its HSR Act filing, and the Sellers and Buyer shall have responsibility for their other respective filing fees associated with any other required filings.
(c)    Subject to applicable Laws relating to the sharing of information, each of Sellers and Buyer shall promptly notify each other of any communication it receives from any Governmental Entity relating to the matters that are the subject of this Agreement, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby, and provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, subject to Section 6.2. The Sellers and Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act); provided, however, that the foregoing shall not require any Seller or any Transferred Company (i) to disclose any information that in its reasonable judgment would result in the disclosure of any trade secrets of third parties (provided that the Company shall, and shall cause the other Transferred Companies to, upon the request of Buyer, *** obtain the required consent of any third party to such access or disclosure) or (ii) or to disclose any information immune to disclosure pursuant to the attorney-client privilege, the work product doctrine, common interest doctrine and/or any joint defense agreement; and provided, further, that Buyer's obligations to notify the Sellers with respect to communications received by a Taxing Authority, as well as the rights and obligations of the parties to this Agreement with respect to any Tax Contest, shall be governed solely by Article XI. Neither party shall be required to comply with any of the foregoing provisions of this Section 6.4(c) to the extent that such compliance would be prohibited by applicable Law. The parties further covenant and agree not to extend any waiting period associated with any Governmental Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.
(d)    The Sellers and Buyer shall *** obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated hereby; provided that none of the Sellers or the Transferred Companies shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; and provided, further, that for purposes of this Section 6.4(d), none of the Sellers or the Transferred Companies shall be required to take any action with respect to any third party unless the taking of such action is required in order to satisfy any of the conditions set forth in Sections 8.1 and 8.2 and such condition has not been waived by Buyer. Notwithstanding anything to the contrary in this Section 6.4, nothing in this Section 6.4 shall require, or should be construed to require, Buyer to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing, any assets, businesses, or interest in any assets or businesses of Buyer or any of its Subsidiaries, portfolio companies, Affiliates, the Company or any of its Subsidiaries, or to agree to any changes or restrictions in the operations of any assets or businesses; and provided, further, that nothing in this Section 6.4 shall require, or be construed to require, a proffer or agreement that would, in the good faith judgment of Buyer, be reasonably likely to have a significant adverse effect on the benefits to Buyer of the transactions contemplated by this Agreement.
(e)    In the event that any securityholder litigation related to this Agreement, the sale of Shares by Acorn or the other transactions contemplated hereby is brought against Acorn, the Company and/or their respective directors, Acorn and the Company shall promptly notify Buyer of such litigation and shall keep Buyer informed on a current basis with respect to the status thereof. The Buyer shall have the opportunity to participate in, but not control, the defense of any such securityholder litigation against Acorn, the Company and/or their respective directors; provided, however, that no settlement of any such securityholder litigation shall be agreed to without Buyer's prior written consent***. Notwithstanding the foregoing, Buyer shall not be obligated to consent to any settlement which does not include full release of Buyer and its Affiliates or which imposes an injunction or other equitable relief upon Buyer or any of its Affiliates (including, after the Closing, the Company).
SECTION 6.5.    Access to Books and Records
. Until the later of the *** anniversary of the Closing or such time as the information and access described below is no longer reasonably required by the Sellers (provided that Buyer or the Company shall give *** notice to the Sellers prior to destroying any records to permit the Sellers, at their expense, to examine, duplicate or repossess such books and records), Buyer and the Company shall afford promptly to the Sellers and their Representatives upon reasonable notice access to the books, records, officers, employees, auditors and other advisors of the Transferred Companies to the extent reasonably required by the Sellers for any litigation, disputes, compliance, financial reporting (including financial audits of historical information), regulatory, Tax and accounting matters, and Buyer and the Company shall cooperate fully with the Sellers and their Representatives to furnish such books and records and make available such officers, employees, auditors and other advisors of the Transferred Companies; provided that such access does not unreasonably interfere with the conduct of the business of Buyer or the Transferred Companies, and access to records relating to Taxes shall be governed exclusively by Section 11.6. Buyer shall, and shall cause the Transferred Companies to, implement an internal process to ensure the deletion of all data relating to the Sellers or its Affiliates (excluding the Transferred Companies) from any computers, hard drives or other similar electronic devices prior to disposing of any such device, and such internal process shall conform *** to the internal process currently in place at the Transferred Companies for deletion of data prior to disposition of such devices.
SECTION 6.6.    Public Announcements
. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, none of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Transferred Companies without first obtaining the prior written approval of the other parties, which approval will not be unreasonably withheld, conditioned or delayed.
SECTION 6.7.    ***
. From and after the date of this Agreement, the parties shall *** obtain, on or prior to the Closing, the termination of, and full release of the applicable Sellers and their respective Affiliates (other than the Transferred Companies) from, the *** or other similar agreements made in respect of ***, or for ***, the Transferred Companies by any Seller or any Affiliate (other than a Transferred Company) thereof set forth on Section 6.7 of the Disclosure Schedule (each, a “Seller Guaranty”). For the avoidance of doubt, such efforts shall include ***. In the event that such efforts fail to result in the full termination of *** to indemnify and hold harmless the Sellers and their Affiliates for *** that such parties may incur after the Closing as a result of ***.
SECTION 6.8.    Directors
. The Sellers shall deliver to Buyer letters of resignation of the directors or managers of the Transferred Companies listed in Section 6.8 of the Disclosure Schedule, such resignations to become effective upon the Closing.
SECTION 6.9.    Contact with Customers, Employees, Etc
. Buyer shall, and shall cause its Affiliates and its and such Affiliates' respective Representatives to, contact and communicate with the employees, consultants, customers, suppliers and distributors of the Transferred Companies regarding or in connection with the transactions contemplated hereby only after submitting any proposed communication to the Company for its review and approval***, except to the extent that such communication is substantially consistent with communications previously approved by the Company.
SECTION 6.10.    Confidentiality
.
(a)    The terms of the confidentiality agreement, dated March 28, 2011 (the “Confidentiality Agreement”), between the Company and Energy Capital Partners II, LLC, are incorporated into this Agreement by reference and shall continue in full force and effect until the later of the Closing Date and the date on which the Confidentiality Agreement would otherwise terminate in accordance with its terms. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    From and after the Closing, the Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates (including the Transferred Companies), on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other parties or their Affiliates (including with respect to Buyer following the Closing, the Transferred Companies), except that the foregoing requirements of this Section 6.10(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of information regarding Buyer, as a result of disclosure by the Sellers or their Affiliates or any of their respective Representatives and (B) in the case of information regarding the Sellers, as a result of disclosure by Buyer or any of the Transferred Companies or any of their respective Affiliates or any Representative of any of the foregoing, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Entity to be disclosed after prior notice has been given to the other party (including any report, statement, testimony or other submission to such Governmental Entity), (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding), or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.
(c)    Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that (i) (x) Buyer and its Affiliates may share any information relating to or obtained from the Sellers and their Affiliates, and (y) the Sellers and their Affiliates may share any information relating to or obtained from Buyer and its Affiliates (including, after the Closing, the Transferred Companies), in each case with the IRS or any other Taxing Authority as any such party deems necessary or advisable in its good faith judgment and (ii) Buyer may disclose the terms of this Agreement (excluding any confidential information about the Transferred Companies contained in Disclosure Schedules) and the transactions contemplated hereby to its current and prospective Affiliates, investors and limited partners.
SECTION 6.11.    D&O Liabilities
. From and after the Closing Date, Buyer shall not, and shall cause the Transferred Companies not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of any of the Transferred Companies at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified, either under the Delaware Act or other applicable Law or the Organizational Documents of the Transferred Companies as they existed prior to the Closing Date, against any Liabilities (including attorneys' fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, Losses, charges, demands, Actions, settlements, assessments, deficiencies, Taxes, interest, obligations or amounts paid in settlement incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a director or officer of a Transferred Company, whether asserted or claimed prior to, at or after the Closing Date.
SECTION 6.12.    No Solicitation of Transactions
.
(a)    From and after the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with Article XII, the Company and Sellers shall not, and shall cause the other Transferred Companies and the Representatives of the Company, the Sellers or the other Transferred Companies not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations; (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal; (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company or the Sellers to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder; or (iv) resolve, propose or agree to do any of the foregoing. The Company and the Sellers shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, the Sellers, the other Transferred Companies or any of the Representatives of the Company, the Sellers or the Transferred Companies, with respect to any Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company, any Seller or any other Transferred Company to such Person.
(b)    The Company and Sellers agree that any violation of the restrictions set forth in this Section 6.12 by any Representatives of the Company, the Sellers or the other Transferred Companies shall be deemed to be a material breach of this Agreement (including this Section 6.12) by the Company and the Sellers.
(c)    The Company and the Sellers shall promptly (and in any event within ***) notify Buyer in the event that the Company, any Seller, any other Transferred Company or any Representative of the Company, the Sellers or the Transferred Companies receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to Acorn or the Company or any of the other Transferred Companies other than requests for information in the Ordinary Course of Business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Sellers and the Company shall notify Buyer promptly (and in any event within ***) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a complete description thereof), including any modifications thereto. The Company and the

Sellers shall keep Buyer fully informed (orally and in writing) on a current basis (and in any event at Buyer's request and otherwise no later than *** after the occurrence of any changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the terms and conditions thereof and of any modification thereto), and any *** developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any *** oral inquiries or discussions.
SECTION 6.13.    Waiver of Buy/Sell
. Each of Acorn and EnerTech hereby waives its rights under Section 7 of the Stockholders Agreement and agrees not to deliver any Triggering Notice (as defined in such section) until the earlier of (i) the effectiveness of any amendment to this Agreement that is adverse to EnerTech and made in accordance with Section 13.8(b), unless EnerTech has consented to such amendment in writing prior to such effectiveness, and (ii) the date on which this Agreement is terminated in accordance with Article XII.
ARTICLE VII

EMPLOYEE MATTERS
SECTION 7.1.    Employee Matters.
(a)    For a period of at least *** after the Closing Date (or, with respect to any Employee, the period from the Closing Date through the date of termination of such Employee's employment with Buyer and its Affiliates, if shorter) (the “Transition Period”), Buyer shall (i) either (A) assume and maintain for the benefit of each Employee the Benefit Plans at compensation and benefit levels substantially comparable in the aggregate to those in effect for such Employee on the date of this Agreement or (B) provide or cause to be provided to each Employee compensation and benefits pursuant to plans, agreements and arrangements of Buyer and its Affiliates (the “Buyer Benefit Plans”) that, taken as a whole, are ***, (ii) provide that each Employee shall receive base compensation at a rate ***, and (iii) provide that each Employee shall be eligible for total incentive compensation opportunities that are ***; provided that Buyer shall not be obligated to assume or maintain any Benefit Plan that provides equity-based, change-in-control or other special or non-recurring compensation or benefits (including, for the avoidance of doubt, the Stock Option Plan and the Capital Appreciation Rights Plan) and no compensation or benefits provided under any such Benefit Plan prior to the Closing Date shall be considered in determining whether Buyer has complied with this covenant. Subject to the foregoing, nothing herein is intended to limit the right of Buyer or the Transferred Companies (x) to terminate the employment of any Employee at any time, (y) to change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner, or (z) to change or modify the terms or conditions of employment for any of their employees, and nothing herein shall be construed as an amendment or termination of any Benefit Plan or any of the Buyer Benefit Plans.
(b)    With respect to Buyer Benefit Plans, for purposes of determining eligibility to participate, level of benefits, vesting and vacation or paid time-off entitlement, but not for purposes of determining benefit accruals or early retirement subsidies under any defined benefit pension plan of Buyer or its Affiliates, each Employee's service with the Transferred Companies (as well as service with any predecessor employer of the Transferred Companies, to the extent service with the predecessor employer is recognized by the Benefit Plans immediately prior to the Closing Date) shall be treated as service with Buyer or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in ***.
(c)    Buyer shall cause the Transferred Companies to recognize and provide all accrued but unused vacation and sick pay and other paid time-off of the Employees as of the Closing Date; provided, however, vacation and sick days accrued (including vacation and sick days and other paid time-off carried over from prior years to the limit of the policies of the Transferred Companies) but not taken for the period beginning on *** and ending on the Closing Date shall not be forfeited under the Transferred Companies' existing policy but shall be recognized by the Transferred Companies as of the Closing Date.
(d)    To the extent Benefit Plans are not assumed and maintained in accordance with Section 7.1(a)(i)(A), Buyer shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any Buyer Benefit Plan that is a welfare benefit plan in which Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Closing Date. Buyer shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs (or if later, the plan year in which such Employee and his or her eligible dependents are put into a different plan) for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing Date.
(e)    Notwithstanding anything to the contrary in this Section 7.1 or otherwise, from and after the Closing Date, Buyer and the Company shall assume, honor and continue during the Transition Period or, if later, until all obligations thereunder have been satisfied, all of the Transferred Companies' employment, incentive compensation, severance, retention, termination and change of control plans, policies, programs, agreements or arrangements (including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event)) listed as such in Section 4.7(a) of the Disclosure Schedule, in accordance with their respective terms, including any amendment or termination provisions.
(f)    Without limiting the generality of Section 10.1, this Section 7.1 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.1, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.1 and no provision of this Section 7.1 will create any third party beneficiary rights in any current or former Representative or individual independent contractor of the Transferred Companies in respect of continued employment (or resumed employment) or service or any other matter.
(g)    If, at any time prior to the Closing Date, any holder of Cash-Out Stock Options under the Stock Option Plan exercises any of its Cash-Out Stock Options, the Company will cause such Cash-Out Stock Options to be canceled in consideration of a cash payment of equivalent cash value in accordance with Section 10(d) of such plan and shall not permit any Common Stock to be issued in respect of such exercise.  With respect to any Cash-Out Stock Options outstanding on the Closing Date, the Company will, in accordance with Sections 8 and/or 10(d) of the Stock Option Plan, cause (i) the vested portion of each such Cash-Out Stock Option (including the portion of each such option that becomes immediately exercisable and vested upon a change of control pursuant to the terms of the Stock Option Plan or award agreement underlying such option)  to be canceled in consideration of a cash payment of equivalent cash value and (ii) the unvested portions of the Cash-Out Stock Options to be cancelled in consideration of an aggregate cash payment equal to at least ***% of the aggregate amount that would have been paid with respect to such portions pursuant to clause (i) had such portions been vested.
SECTION 7.2.    Non-Compete
. Except as Buyer otherwise consents in writing, each Seller hereby agrees that such Seller (whether on such Seller's own or in association with others, as a principal, Representative, partner, member, security holder, consultant, advisor, counselor, independent contractor, owner, investor, participant or in any other capacity) shall not, at any time during the period from the Closing Date until the date that is *** after the Closing Date, directly or indirectly (through an Affiliate or Affiliates or otherwise) engage or participate in, have any interest in (including, without limitation, through the investment of capital or lending of money or property or otherwise), Control, manage, operate or otherwise render any services to, or advise, assist, support, help, facilitate, aid or encourage in any manner or permit such Seller's name and reputation to be used by or in connection with (collectively, “Restricted Activities”), any Person that engages in (either directly or through any Subsidiary or Affiliate thereof) the Business anywhere in North America or China; provided that the foregoing shall not prohibit such Seller from having passive investments of less than *** percent (***%) of the outstanding Capital Stock of any Person listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934, as amended) or any recognized automatic quotation system. Without limiting the foregoing, Buyer acknowledges that Acorn and Enertech ***. Each Seller acknowledges and agrees that there exist a sufficient number of entities providing products and services the same as or similar to the Business in North America and China so that enforcement of the covenants contained herein will not adversely impact the availability of entities providing such services and products.
SECTION 7.3.    Non-Solicit
.
(a)    Each Seller agrees that such Seller shall not, directly or indirectly (through an Affiliate or Affiliates or otherwise), either for such Seller or for any other Person other than the Company or any of its Subsidiaries:
(i)    during the period from the Closing Date until the date that is *** after the Closing Date, solicit, divert, take away or accept orders for Business in North America or China from any current or former customer of any Transferred Company, or any Person whose identity such Seller was given access to through such Seller's affiliation with any Transferred Company (including prospective customers); or
(ii)    during the period from the Closing Date until the date that is *** after the Closing Date, (A)(x) hire, employ or offer to hire or employ, or retain or engage or offer to retain or engage as a consultant or advisor or in any other capacity, (y) seek to hire, employ or offer to hire or employ, or seek to retain or engage or offer to retain or engage as a consultant or advisor or in any other capacity, or (z) *** solicit the employment or the retention or engagement as an employee, consultant or advisor or in any other capacity of, any Person who was employed by any Transferred Company at any time during the *** period immediately prior to the Closing Date or who thereafter becomes employed by any Transferred Company (but excluding any Person whose employment with the Transferred Company is terminated by such Transferred Company without cause) (collectively, a “Covered Employee”), (B) except as required by applicable Law, disclose any information about any Covered Employee to any prospective employer or (C) otherwise solicit or induce any Covered Employee to terminate his or her employment or arrangement, or otherwise change his or her relationship, with any Transferred Company.
(b)    Each Seller hereby acknowledges that even an unsuccessful solicitation of any Covered Employee by such Seller will negatively impact the morale, commitment and performance of such Covered Employee, and that any such solicitation of a Covered Employee could cause substantial financial loss to the Transferred Companies.
SECTION 7.4.    Enforcement.
(a)    Each Seller acknowledges and agrees that the provisions of Section 7.2 and Section 7.3 are reasonable in time and scope and are necessary to protect the legitimate interests of Buyer.
(b)    The provisions contained in Section 7.2 and Section 7.3 may be altered and/or waived to be made less restrictive on any Seller with the prior written waiver of Buyer, without any consent required of any Seller. In the event that the provisions of Section 7.2 or Section 7.3, or any portion thereof, should ever be adjudicated by a court of competent jurisdiction in proceedings to which Buyer is a proper party to exceed the time or geographic or other limitations permitted by applicable Law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable Law, as determined by such court in such action, the parties hereto hereby acknowledging their desire that in such event such action be taken. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants covering their respective subject matters, with respect to (a) each of the separate political subdivisions in North America and China in which any Transferred Company or their respective successors or Affiliates now transact any business or currently propose to transact any business, (b) each business now conducted by the Transferred Companies or their respective successors or Affiliates and (c) each Transferred Company and their respective successors and Affiliates separately.
SECTION 7.5.    Employee Agreements
. Prior to the Closing, the Company shall allow each of the employees listed on Schedule II to enter into employment agreements with Buyer effective as of the Closing.
ARTICLE VIII

CONDITIONS PRECEDENT
SECTION 8.1.    Conditions to Each Party's Obligations
. The respective obligations of each party to consummate the purchase and sale of Shares contemplated by this Agreement are subject to the satisfaction or waiver (by Buyer and Sellers holding a Majority in Interest) on or prior to the Closing Date of the following conditions:
(a)    Governmental Consents. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities in connection with the consummation of the transactions contemplated hereby by any party hereto shall have been made or obtained, and any timing agreement entered into with any Governmental Entity shall have expired or been terminated.
(b)    HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired and any timing agreement entered into with any Governmental Entity shall have expired or been terminated.
(c)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby shall be in effect; provided, however, that the party invoking this condition shall have ***.
SECTION 8.2.    Conditions to Obligations of Buyer
. The obligations of Buyer to consummate the purchase and sale of Shares contemplated by this Agreement are further subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Section *** shall be true and correct (without regard to any qualifications or references to “Company Material Adverse Effect,” “material” or other materiality qualifications or references contained in any specific representation or warranty) *** as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date). (ii) Each of the representations and warranties of the Company set forth in this Agreement (other than those referred to in Section ***) shall be true and correct (without regard to any qualifications or references to “Company Material Adverse Effect,” “material” or other materiality qualifications or references contained in any specific representation or warranty) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date)*** ***. Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect set forth in this paragraph.
(b)    Representations and Warranties of the Sellers. (i) Each of the representations and warranties of the Sellers set forth in Section *** shall be true and correct (without regard to any qualifications or references to “Seller Material Adverse Effect,” “material” or other materiality qualifications or references contained in any specific representation or warranty) *** as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date). (ii) Each of the representations and warranties of the Sellers set forth in this Agreement (other than those referred to in Section ***) shall be true and correct (without regard to any qualifications or references to “Seller Material Adverse Effect,” “material” or other materiality qualifications or references contained in any specific representation or warranty) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date)***. Buyer shall have received a certificate signed on behalf of each of the Sellers by an executive officer of such Seller (or by such Seller, if such Seller is an individual) to the effect set forth in this paragraph.
(c)    Performance of Obligations of the Company and the Sellers. The Sellers and the Company shall have performed *** all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Buyer shall have received certificates signed on behalf of the Company and each Seller by an executive officer of such Person (or, in the case of any Seller that is an individual, signed by such Seller) Person to such effect.

(d)    No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
(e)    No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
(f)    Third Party Consents. The Company shall have obtained consent to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby from the counterparties to each of the contracts listed in Section 8.2(f) to the Disclosure Schedule.
SECTION 8.3.    Conditions to Obligations of the Sellers
. The obligations of Sellers to consummate the contribution or purchase and sale of Shares contemplated by this Agreement are further subject to the satisfaction (or waiver by the Sellers holding a Majority in Interest) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) Each of the representations and warranties of the Buyer set forth in Section *** shall be true and correct *** as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date). (ii) Each of the representations and warranties of the Buyer set forth in this Agreement (other than those referred to in Section ***) shall be true and correct *** as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date)***. The Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect set forth in this paragraph.
(b)    Performance of Obligations of Buyer. Buyer shall have performed *** all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.
ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS
SECTION 9.1.    Survival of Representations and Warranties
. All representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 10.1(a) and 10.1(b) and, subject to representations related to pending matters as described in Section 10.2(c), shall terminate and expire at the close of business on the date that is *** after the Closing Date, at which time they will terminate (and no claims may be made for indemnification under Sections 10.1(a) and 10.1(b) thereafter); provided that the representations and warranties contained in Section *** and Section *** shall terminate and expire at the close of business on the date that is *** after the Closing Date, the representations and warranties contained in Section *** shall survive *** or until ***, and the representations and warranties contained in Section *** shall survive the Closing and shall terminate and expire ***.
SECTION 9.2.    Survival of Covenants

. The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive for ***, and the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall ***.
ARTICLE X

INDEMNIFICATION
SECTION 10.1.    Obligation to Indemnify
.
(a)    Subject to the expiration of the representations and warranties of the Sellers as provided in Article IX and the limitations set forth in this Article X, each Seller, *** with any other Seller, agrees to indemnify and hold harmless each of Buyer, its Affiliates (including, after the Closing, the Transferred Companies), and their respective officers, directors, employees, agents and Representatives (collectively, the “Buyer Indemnitees”) from and against (i) all Losses to the extent arising from or related to (x) any breach of the representations and warranties of such Seller contained in Article III of this Agreement (determined, for purposes of this Section 10.1(a), without regard to any qualifications or references to “Seller Material Adverse Effect,” “material,” or any other materiality qualifications or references contained in any specific representation or warranty); or (y) any breach of any of the covenants and agreements of such Seller contained in this Agreement that survive the Closing, and (ii) *** any Losses to the extent arising from any breach of the representations and warranties of the Company contained in Article IV of this Agreement (determined, for purposes of this Section 10.1(a), without regard to any qualifications or references to “Company Material Adverse Effect,” “material,” or any other materiality qualifications or references contained in any specific representation or warranty, other than the reference to “Company Material Adverse Effect” in Section 4.6); provided, however, that no Seller shall have any Liability under Section 10.1(a)(ii) unless the aggregate of all Losses for which such Seller would, but for this proviso, be liable, exceeds on a cumulative basis an amount equal to *** percent (***%) of *** the Final Purchase Price, and then ***; provided, further, that no Seller shall have any Liability under Section 10.1(a)(i)(x) or Section 10.1(a)(ii) above for (x) *** or (y) any breach of Section ***, Section *** or Section ***, which shall be governed by Article XI. In any event, subject to the last sentence of this paragraph, the maximum amount for which any Seller shall be Liable in the aggregate under Section 10.1(a)(ii) shall not exceed *** percent (***%) of such Seller's Escrow Percentage of the Final Purchase Price (the “Cap”) and the maximum amount for which any Seller shall be Liable in the aggregate under Section 10.1(a)(i)(x) shall not exceed *** percent (***%) of *** the Final Purchase Price. For the avoidance of doubt, any Losses which are subject to the ***% indemnity deductible or *** described in this Section 10.1(a) shall not be counted toward the Cap. The Liabilities of any Seller under Section 10.1(a)(ii) that arise as a result of any breach of the representations and warranties contained in Section 4.17 shall not count towards the Cap, except to the extent such Liabilities exceed *** percent (***%) of *** the Final Purchase Price.
(b)    Subject to the expiration of the representations and warranties of Buyer as provided in Article IX and the limitations set forth in this Article X, Buyer agrees to indemnify and hold harmless each Seller, the Affiliates of each Seller, and their respective officers, partners, directors, employees, agents and Representatives (collectively, the “Seller Indemnitees”) from and against all Losses to the extent arising from or related to (i) any breach of the representations and warranties of Buyer contained in Article V of this Agreement (determined, for purposes of this Section 10.1(b), without regard to any qualifications or references to “Buyer Material Adverse Effect,” “material,” or any other materiality qualifications or references contained in any specific representation or warranty) or (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement that survive the Closing; provided, however, that Buyer shall not have any Liability to any Seller (or its related Seller Indemnitees) under Section 10.1(b)(i) above unless the aggregate of all Losses for which Buyer would, but for this proviso, be liable to such Persons exceeds on a cumulative basis an amount equal to *** percent (***%) of such Seller's Seller Percentage of the Final Purchase Price, and then ***; provided, further, that Buyer shall not have any Liability under Section 10.1(b)(i) above ***. In any event, the maximum amount for which Buyer shall be liable to any Seller (or its related Seller Indemnitees) in the aggregate under Section 10.1(b)(i) shall not exceed *** percent (***%) of *** the Final Purchase Price. For the avoidance of doubt, any Losses which are subject to the ***% indemnity deductible or *** described in this Section 10.1(b) shall not be counted toward such *** percent (***%) limit.
SECTION 10.2.    Indemnification Procedures; Certain Limitations
.
(a)    In order for a Buyer Indemnitee or a Seller Indemnitee (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a demand made by, or an Action or investigation instituted by, any Person (whether or not a party to this Agreement) (an “Indemnity Claim”), such Indemnified Party must notify the party obligated to indemnify such Indemnified Party (the “Indemnifying Party”) in writing, *** of the Indemnity Claim promptly, and in any event within ***, after such Indemnified Party learns of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Such written notice, in order to be effective, shall (i) describe such Indemnity Claim ***; (ii) attach copies of all material written evidence thereof to the date of such notice; and (iii) set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within *** after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Indemnity Claim.
(b)    If an Indemnity Claim is made against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnif*** Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnif*** Party. Should the Indemnif*** Party so elect to assume the defense of a Third Party Claim, the Indemnif*** Party shall not, as long as it conducts such defense, be liable to the Indemnif*** Party for legal expenses incurred from and after the date of such assumption by the Indemnif*** Party in connection with the defense thereof. If the Indemnif*** Party assumes such defense, the Indemnif*** Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnif*** Party, it being understood that the Indemnif*** Party shall control such defense. The Indemnif*** Party shall be liable for the fees and expenses of counsel employed by the Indemnif*** Party for any period during which the Indemnif*** Party has not assumed the defense thereof (other than during any period in which the Indemnif*** Party shall have not yet given notice of the Third Party Claim as provided above). If the Indemnif*** Party chooses to defend or prosecute any Third Party Claim, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnif*** Party's request) the provision to the Indemnif*** Party of records and information which are relevant to such Third Party Claim, and making employees and Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnif*** Party shall have assumed the defense of a Third Party Claim, the Indemnif*** Party shall not admit any Liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnif*** Party's prior written consent ***. If the Indemnif*** Party has assumed the defense of a Third Party Claim, the Indemnif*** Party may only pay, settle, compromise or discharge a Third Party Claim with the Indemnif*** Party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnif*** Party may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnif*** Party if such settlement (i) includes a complete and unconditional release of the Indemnif*** Party from all Liability in respect of such Third Party Claim; (ii) does not subject the Indemnif*** Party to any injunctive relief or other equitable remedy; and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnif*** Party. If the Indemnif*** Party submits to the Indemnif*** Party a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnif*** Party's Liability to the Indemnif*** Party with respect to such Third Party Claim shall not exceed the settlement amount included in such settlement offer, and the Indemnif*** Party shall either assume the defense of such Third Party Claim or pay the Indemnif*** Party's attorney's fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.
(c)    The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Sections *** shall terminate when the applicable representation or warranty terminates pursuant to Article IX, except as to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice to the Indemnifying Party meeting the requirements of this Agreement.
(d)    Notwithstanding anything contained in this Agreement to the contrary, Losses of an Indemnified Party shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be *** actually received by the Indemnified Party in connection with the facts giving rise to the right of indemnification. Each applicable Indemnified Party shall *** the maximum portion of any Losses of such Indemnified Party. If the applicable Indemnified Party shall have ***, the applicable Indemnifying Party shall be liable only for the amount by which such Losses exceeds the amounts actually *** (subject to the limitations contained in this Article X). If the applicable Indemnified Party fails to ***, the applicable Indemnifying Party shall not be required to indemnify the applicable Indemnified Party for that portion of any Losses that could reasonably be expected to have been recovered had the applicable Indemnified Party used such *** efforts. Notwithstanding anything contained in this Agreement to the contrary, Losses of any Indemnified Party shall be (i) *** any Indemnified Party resulting from the incurrence or payment of such Losses in the year in which such Loss is incurred and (ii) *** the Indemnified Party arising from the receipt of indemnity payments hereunder *** in the year in which such payment is received.
(e)    Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall be liable for *** actually paid to a third party in a Third Party Claim by an Indemnified Party.
(f)    The Indemnified Party shall use, and shall cause each of its Affiliates to use, *** upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.
(g)    In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article X) in connection with any claim or demand by any

Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.
(h)    In the event a claim or any Action for indemnification under this Article X has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand by Wire Transfer. A claim or an Action, and the Liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties to this Agreement have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.
(i)    In the event that any Non-Rolling Seller is required to indemnify any Buyer Indemnitee under this Agreement with respect to any claim asserted in good faith on or prior to the *** anniversary of the Closing (a “Timely Claim”), the Non-Rolling Sellers and the Buyer shall cause such amount to be paid from the Escrow Account (to the extent available), and such payment shall be deemed to be made by such Non-Rolling Seller in satisfaction of such claim to the extent of such payment. The Buyer and the Non-Rolling Sellers shall keep a ledger of any distributions made from the Escrow Account. On the *** anniversary of the Closing, the non-Rolling Sellers and the Buyer shall cause all amounts then remaining in the Escrow Account to be released and paid to the Non-Rolling Sellers (pro rata, based on the proportion of the amount remaining in the Escrow Account attributable to each Non-Rolling Seller at that time); provided, however, that if any Timely Claim remains pending on such anniversary, the amount of such Timely Claim shall not be so released until such Timely Claim is resolved and any payment required to be made with respect to such Timely Claim is made.
SECTION 10.3.    Exclusive Remedies
. Each party acknowledges and agrees that: (a) following the Closing, ***; and (b) following the Closing, the indemnification provisions of this Article X and Article XI shall be *** for any breach of the covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing.
ARTICLE XI

TAX MATTERS
SECTION 11.1.    Tax Indemnity
.
(a)    Indemnity. Each Seller agrees, *** with any other Seller, to indemnify and hold harmless the Buyer Indemnitees against *** the following Taxes and, except as otherwise provided in Section 11.4, against *** any Loss, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such Taxes (each such Loss a “Tax Contest Expense”): (i) (x) Taxes imposed on or with respect to the Transferred Companies, or for which the Transferred Companies are otherwise liable as an indemnitor, transferee or successor under Law or a contract entered into prior to the Closing, for taxable periods ending on or before the Closing Date and

(y) with respect to taxable periods beginning on or before the Closing Date and ending after the Closing Date (“Straddle Periods”), Taxes imposed on or with respect to the Transferred Companies, or to which the Transferred Companies are otherwise liable as an indemnitor, transferee or successor under Law or a contract entered into prior to the Closing, that are allocable, pursuant to Section 11.1(b), to the portion of such period ending on the Closing Date; (ii) Taxes to the extent arising from or related to any breach of the representations and warranties contained in Section *** (determined without regard to any qualification or references to “material” or any other materiality qualification or reference contained therein) or the breach of any covenant contained in Section ***; (iii) Taxes for which any of the Transferred Companies (or any predecessor thereof) is held liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (iv) Taxes of Sellers or any of their Affiliates (other than the Transferred Companies) for any Tax period (including, without limitation, Taxes arising as a result of the transactions contemplated by this Agreement); provided, however, that the Sellers shall not have any obligation or Liability to indemnify Buyer or the Transferred Companies pursuant to this Section 11.1 (x) for any Taxes, to the extent that the Purchase Price is reduced by reason of the inclusion of such Taxes in determining Current Liabilities or Debt Adjustment; (y) for any Taxes that result from any actual or deemed election (if any) under Section 338 of the Code or any similar provisions of state, local, or foreign Law as a result of the purchase of the Shares; and (z) for any Taxes imposed on the Transferred Companies or for which the Transferred Companies may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, the factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, to the extent such actions or transactions were effected by Buyer, at Buyer's direction or while the Transferred Companies were under Buyer's Control.
(b)    In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:
(i)    in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and
(ii)    in the case of Taxes imposed on a periodic basis with respect to the assets of the Transferred Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
SECTION 11.2.    Returns and Payments
.
(a)    The Sellers shall be responsible for preparing and filing (or causing to be prepared and filed) all Tax Returns of the Transferred Companies for all taxable periods ending on or before the Closing Date, and Buyer shall be responsible for preparing and filing (or causing to be prepared and filed) all other Tax Returns of the Transferred Companies. With respect to all such Tax Returns that relate to taxable periods ending on or before the Closing Date or the portion of the Straddle Periods ending on the Closing Date, (i) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made, or method adopted that is inconsistent with positions taken, elections made, or methods used in prior periods in filing such Tax Returns (including inconsistent positions which would have the effect of accelerating income to periods for which the Sellers are liable or deferring deductions to periods for which Buyer is liable) unless required by Law, and (ii) such Tax Returns shall be submitted to the other party not later than *** prior to the due date for filing such Tax Returns (or, if such due date is within *** following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by such other party, which approval may not be unreasonably withheld, delayed or conditioned.
(b)    In any case where a party is required to file a Tax Return (the “Filing Party”) on which there is shown an amount of Tax that is allocable to the other party (the “Non-Filing Party”), the Non-Filing Party shall pay to the Filing Party the amount so allocated to it pursuant to Section 11.1 in accordance with the provisions of Section 11.5.
SECTION 11.3.    Refunds
. Any refund (including any interest paid by a Taxing Authority with respect thereto and net of any cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund) of or credit for Taxes of or relating to any of the Transferred Companies for any taxable period ending on or prior to the Closing Date or for any Liability of Taxes for which the Sellers are liable pursuant to this Agreement shall be the property of the Sellers (on a pro rata basis based on their Seller Percentages), but in each case, only to the extent such Taxes were actually paid by the Sellers or any of the Transferred Companies prior to the Closing Date or taken into account as a Current Liability in determining the Working Capital Adjustment or paid by the Sellers after the Closing Date. If such a refund is received by or otherwise credited to Buyer, or the Transferred Companies, it shall be paid over promptly to the Sellers (and all interest actually received from a Taxing Authority with respect to such a refund shall also be paid over to the Sellers at such time). Notwithstanding the foregoing, no refund or credit shall be the property of any Seller or payable to any Seller to the extent such refund or credit (a) arises as the result of a carryback of a loss or other Tax benefit from that is allocable to a taxable period (or portion thereof) beginning on or after the Closing Date or (b) was specifically taken into account as a Current Asset in the determination of the Working Capital Adjustment. To the extent any such refund or credit is subsequently disallowed or required to be returned to the applicable Taxing Authority, the Sellers agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Buyer.
SECTION 11.4.    Contests
.
(a)    After the Closing Date, Buyer shall promptly notify the Sellers or the Sellers shall promptly notify Buyer in writing of any written notice of a proposed assessment or claim in a Tax Contest of or relating to Buyer, the Sellers, or the Transferred Companies which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article XI; provided, however, that a failure to give such notice will not affect the rights of a party to indemnification under this Agreement except to the extent, if any, that (i) but for such failure, the other party could have avoided all or a portion of the Tax Liability in question or (ii) such failure otherwise ***.
(b)    In the case of a Tax Contest that (i) relates solely to periods ending on or before *** or (ii) relates solely to a Liability for Taxes for which the Sellers could have to indemnify Buyer or the Transferred Companies pursuant to this Agreement, the Sellers shall have the right to control the conduct of such Tax Contest; provided that Buyer shall have the right to participate in all such Tax Contests.

Buyer shall control all other Tax Contests; provided that the Sellers shall have the right to participate in all Tax Contests that are ***.
(c)    None of Buyer or the Transferred Companies or any Affiliate of any of the foregoing, nor any Seller nor any Affiliate of any Seller, shall enter into any compromise or agree to settle any claim pursuant to any Tax Contest that would adversely affect any other such party for any year without the written consent of such other party, which consent may not be unreasonably withheld or delayed. The Company, Buyer and the Sellers agree to cooperate in the defense against or compromise of any Tax Contest.
SECTION 11.5.    Time of Payment
. Payment by the party liable under Section 11.1 of any amount due under this Article XI in respect of Taxes or Tax Contest Expenses shall be made (a) if such amount is not the subject of a claim, dispute, or Action for indemnification under this Article XI, at least *** before the due date of the applicable estimated or final Tax Return required to be filed by the Filing Party on which is required to be reported Tax for which the Non-Filing Party is responsible under Section 11.1 and (b) if such amount is the subject of a claim, dispute, or Action for indemnification under this Article XI, when such claim, dispute, or Action is finally determined. A claim, dispute, or Action, and the Liability for and amount of Taxes or Tax Contest Expenses related thereto, shall be deemed to be “finally determined” for purposes of this Article XI when the parties to this Agreement have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.
SECTION 11.6.    Cooperation and Exchange of Information
. The Company, the Sellers and Buyer agree to provide one another with such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes of the Transferred Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or relevant portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Taxing Authority. The Company, the Sellers and Buyer shall make their employees available on a basis mutually-convenient to both parties to provide explanations of any documents or information provided hereunder. Each such party shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Companies for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expirations of the statutes of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions (except to the extent that the other party has been notified in writing of such extensions for the respective Tax periods) or (b) *** following the due date (without extension) for such Tax Returns. Any information obtained under this Section 11.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in connection with any Tax Contest.
SECTION 11.7.    Miscellaneous
.
(a)    The Sellers and Buyer agree to treat all payments made by any of them to or for the benefit of the other (including any payments to the Transferred Companies) under Article X, under this

Article XI, or under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and agree that such treatment shall govern for purposes hereof.
(b)    Notwithstanding any provision in this Agreement to the contrary, the obligations of the parties set forth in this Article XI shall be unconditional and absolute and shall remain in effect until *** after the expiration of the applicable statute of limitations.
(c)    To the extent any provision of Article X conflicts with this Article XI, this Article XI shall control, and, for the avoidance of doubt, Section 10.2(b) shall not apply to any matter governed by this Article XI.
(d)    All excise, sales, use, transaction, conveyance, stock transfer, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, and other similar Taxes, levies, or assessments, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), resulting from the transactions contemplated by this Agreement shall be borne by ***. Any Tax Return required to be filed with respect to the Transfer Taxes shall be prepared and filed by the party responsible under applicable Law for filing such Tax Return with respect to Transfer Taxes. The parties shall cooperate in good faith to prepare and file such Tax Returns and the costs of preparing such Tax Returns shall be borne by ***. Sellers or Buyer, as the case may be, shall indemnify and hold harmless the other party against any Transfer Taxes or costs allocated to Sellers or Buyer, as the case may be, pursuant to the preceding sentence.
(e)    In the event that any cash payment is payable by Buyer to the Sellers pursuant to Article X or Article XI of this Agreement, then, notwithstanding such provision, such payment shall only be in cash to the Non-Rolling Sellers, and such payment to the other Sellers shall be made in shares of the Buyer, based on the same valuation per share as is implied by the Contribution Agreements.
ARTICLE XII

TERMINATION PRIOR TO CLOSING
SECTION 12.1.    Termination of Agreement
. This Agreement may be terminated in writing only as follows:
(a)    by the Sellers holding a Majority in Interest or Buyer at any time prior to the Closing, in the event of the issuance of a final, non-appealable Governmental Order that prohibits or restrains any party from consummating the transactions contemplated hereby;
(b)    by the Sellers holding a Majority in Interest or Buyer at any time prior to the Closing, if the Closing has not occurred on or prior to ***, unless the failure of the Closing to occur results from ***;
(c)    by mutual written consent of the Sellers holding a Majority in Interest and Buyer at any time prior to the Closing;
(d)    by Buyer at any time prior to the Closing, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company or any Seller***, and such breach remains uncured *** after Buyer has notified the breaching party of such breach in writing; or
(e)    by Sellers holding a Majority in Interest at any time prior to the Closing, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer***, and such breach remains uncured *** after Buyer has been notified of such breach in writing.
SECTION 12.2.    Survival
. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement will become null and void and of no further force and effect, except for (a) the provisions of *** and (b) rights and obligations arising from any breach of this Agreement prior to such termination.
ARTICLE XIII

GENERAL PROVISIONS
SECTION 13.1.    Fees and Expenses
. Whether or not the purchase and sale of the Shares is consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.
SECTION 13.2.    Notices
. All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) mailed by certified or registered mail with postage prepaid, (iii) sent by next-Business Day or overnight mail or delivery, or (iv) sent by facsimile or email, provided that delivery of such facsimile or email is promptly confirmed, as follows (or at such other address for a party as shall be specified by like notice):
(i)    if to Buyer, to
Energy Capital Partners
11943 El Camino Real, Suite 220
San Diego, California 92130
Fax: (858) 703-4401
Attention: ***
Email: ***@ECPartners.com
with a copy to:
Latham & Watkins LLP

355 South Grand Avenue
Los Angeles, CA 90071-1560
Fax: (213) 891-8763
Attention: David B. Rogers and Ora T. Fisher
Email: David.Rogers@LW.com and Ora.Fisher@LW.com
(ii)    if to the Sellers, to
Acorn Energy, Inc.
4 W. Rockland Road
Post Office Box 9
Montchanin, DE 19710
Fax: (302) 656-1703
Attention: ***
Email: ***@acornenergy.com
EnerTech Capital Partners III, L.P.
Building D Suite 105
625 W. Ridge Pike
Conshohocken, PA 19428
Fax: (484) 582-1091
Attention: ***
Email: ***@enertechcapital.com
William J. McMahon
***
Fax: ***
Attention: William J. McMahon
Email: ***@bellsouth.net
Michael F. Mattes
***

Fax: ***
Attention: Michael F. Mattes
Email: ***@comporium.net
Eric B. Dana
***
Fax: ***
Attention: Eric B. Dana
Email: ***@aol.com
and
Joe B. Cogdell, Jr.
***
Fax: ***
Attention: Joe B. Cogdell, Jr.
Email: ***@gmail.com
with copies to:
Eilenberg & Krause L.L.P.
11 E 44th Street, 19th Floor
New York, NY 10017
Fax: (212) 986-2399
Attention: Sheldon Krause
Email: sk@ezlaw.com
and
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Fax: (215) 994-2222

Attention: Ian A. Hartman
Email: ian.hartman@dechert.com
if to the Company, to
CoaLogix, Inc.
11707 Steele Creek Road
Charlotte, NC 28273
Fax: (704) 827-8935
Attention: ***
Email: ***@coalogix.com
with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Fax: (646) 710-1002
Attention: Jonathan M.A. Melmed
Email: jmelmed@chadbourne.com
All such notices, requests, demands, waivers and other communications will be deemed to have been received (w) if by personal delivery, on the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-Business Day or overnight mail or delivery, on the day delivered or (z) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent, provided that a copy is also sent by certified or registered mail.
SECTION 13.3.    Interpretation
. When a reference is made in this Agreement to an Article, a Section, a clause, an Exhibit or a Schedule, that reference is to an Article, a Section or a clause of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated. Any fact or item disclosed in any section of the Disclosure Schedule will be deemed disclosed in all other sections of the Disclosure Schedule to which the relevance of such fact or item is reasonably apparent on the face of such disclosure. Disclosure of any item in the Disclosure Schedule will not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Seller Material Adverse Effect, a Company Material Adverse Effect or a Buyer Material Adverse Effect. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Exhibits, Schedules and the Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or section of the Disclosure Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other Law will be deemed to include any successor to such section. References to “$” or “dollars” are references to United States dollars.
SECTION 13.4.    Entire Agreement; Third-Party Beneficiaries
. Except as otherwise expressly provided herein, this Agreement, the Contribution Agreements and the Escrow Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, among or on behalf of the Company, the Sellers, the Buyer and their respective Affiliates with respect to the subject matter hereof. Except as provided in Section 6.11 with respect to D&O Indemnified Persons, in Article X with respect to Buyer Indemnitees and Seller Indemnitees, and in Article XI with respect to the parties entitled to indemnification thereunder, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 13.5.    Governing Law
. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
SECTION 13.6.    Assignment
. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties without the prior written consent of the Buyer and Sellers holding a Majority in Interest, in the case of an assignment by any Seller, or the Sellers holding a Majority in Interest, in the case of an assignment by Buyer, and any such assignment that is not consented to shall be null and void; provided, however that Buyer may assign any of its rights, interests or obligations under this Agreement in whole or in part to any of its Affiliates without any consent of the Sellers or the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 13.7.    Dispute Resolution; Enforcement
.
(a)    In the event of any dispute arising under this Agreement, prior to the commencement of litigation, a senior officer of each of the parties engaged in such dispute shall attempt in good faith to resolve the dispute consistent with the terms of this Agreement. If they are unable to resolve the dispute in this manner within a reasonable period of time, the parties may pursue judicial remedies with respect to such dispute.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the state of Delaware, for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such Action, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of the Delaware Court of Chancery, or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the state of Delaware, that such Action is not subject to the jurisdiction of the Delaware Court of Chancery, or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the state of Delaware, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Each party also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each party hereto agrees that any process or other paper to be served in connection with any Action under this Agreement shall, if delivered, sent or mailed in accordance with Section 13.2, constitute good, proper and sufficient service thereof.
SECTION 13.8.    Severability; Amendment and Waiver
.
(a)    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(b)    This Agreement may be amended, or the terms hereof waived, only by a written instrument signed by (i) Buyer and (ii) either (x) Sellers holding a Majority in Interest if the amendment or waiver would affect the rights and obligations of the Company (if prior to the Closing) or of the Sellers generally, without any disparate impact on one or more Sellers, or (y) otherwise, each Seller whose rights and obligations hereunder would be affected thereby; provided that this Section 13.8(b) may be amended only by a written instrument signed by Buyer and all the Sellers.
(c)    No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
SECTION 13.9.    Specific Performance
. Subject to Section 10.3, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 10.3, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.
SECTION 13.10.    Counterparts
. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
SECTION 13.11.    WAIVER OF JURY TRIAL
. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS.
[Remainder of this page intentionally left blank.]

[Signature Page to Stock Purchase and Contribution Agreement]

IN WITNESS WHEREOF, the Company, the Sellers and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COALOGIX, INC.
By:
William J. McMahon
President and Chief Executive Officer

COALOGIX HOLDINGS, INC.

By:
Andrew D. Singer
President

ACORN ENERGY, INC.
By:
John A. Moore
President and Chief Executive Officer

ENERTECH CAPITAL PARTNERS III, L.P. By: ECPIII Management, L.P., its General Partner By: ECPIII Management LLC, its General Partner
By:
Scott Ungerer
President and Chief Executive Officer

WILLIAM J. MCMAHON

MICHAEL F. MATTES

ERIC B. DANA

JOE B. COGDELL, JR.

Schedule I

Stockholders of CoaLogix Inc.

Stockholder	Shares held	Seller Percentage	Escrow Percentage
Acorn Energy, Inc.	3,280,211	72.28%	72.69%
***	***	***	***
***	***	***	***
Joe B. Cogdell, Jr.	10,417	0.23%	—%
***	***	***	***
William J. McMahon	6,944	0.15%	—%
Total	4,538,458	100%	100%

Schedule II

Knowledge Holders

***
***
***
***
***
***
***